ASSET PURCHASE AGREEMENT



                                  by and among



                             MCCC ICG HOLDINGS, LLC,


                            ICG COMMUNICATIONS, INC.,


                           MPOWER HOLDING CORPORATION


                                       and


                           MPOWER COMMUNICATIONS CORP.





                                October 22, 2004

                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of October 22, 2004, among MCCC ICG Holdings, LLC, a Delaware limited liability company ("Parent"), ICG Communications, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("ICG" and, each of ICG and Parent, a "Selling Party") and Mpower Holdings Corporation, a Delaware corporation ("Holding") and Mpower Communications Corp. ("Communications" and, collectively with Holding, "Mpower"). Each of Parent, ICG, Holding and Communications are each referred to as a "Party" and collectively referred to as "Parties" hereinafter.

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of July 19, 2004 (the "Merger Agreement"), by and among Parent, a wholly owned subsidiary of Parent ("Merger Sub") and ICG, Merger Sub was merged with and into ICG (the "Merger") and ICG is the surviving corporation; and

     WHEREAS, Parent and ICG desire to sell to Mpower, and Mpower desires to purchase from ICG and ICG's Subsidiaries, all of the assets primarily owned, used, or held for use by ICG and ICG's Subsidiaries with respect to the communications services business delivering access, data and voice services to corporate customers, telecom carriers and internet service providers in the State of California as currently conducted by ICG and ICG's Subsidiaries (the "Purchased Business"); and

     WHEREAS, Parent desires to purchase from Holding, and Holding desires to sell to Parent, shares of Common Stock, par value $0.001 per share, of Holding (the "Mpower Common Stock"), with an aggregate total purchase price of $2,500,000, subject to the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I

                                 THE ASSET SALE

     Section 1.1 The Asset Sale. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions (collectively, the "Asset Sale") shall be consummated:

          (a) The Selling Parties and the Subsidiaries of the Selling Parties shall sell, transfer and assign to Communications, and Communications shall purchase from ICG and ICG' Subsidiaries, free and clear of all Encumbrances other than Permitted Liens all right, title and interest in and to the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed directly or indirectly owned by ICG or ICG's Subsidiaries or to which ICG or ICG's Subsidiaries are directly or indirectly entitled and, in any case, belonging to, owned, primarily used, intended to be used, or held for use in connection with the Purchased Business, wherever located, including, without limitation, all physical assets located in the State of California and all such assets or rights acquired by ICG or ICG's Subsidiaries between the date hereof and the Closing, other than Excluded Assets (as defined below) (the "Purchased Assets"), including, but not limited to:

               (i) the Purchased Business as a going concern;

               (ii) machinery, equipment (including, without limitation, customer premise equipment and all equipment located at collocations and switching sites but excluding the nine Lucent 5E switches (the "Lucent Switches")), furniture and fixtures, office equipment, computer equipment (including all hardware owned or licensed by any Selling Party or any Subsidiary of a Selling Party (including the related documentation)), facsimile machines, copying machines, communications equipment, vehicles (but, as to vehicles, only if owned by any Selling Party or a Subsidiary of a Selling Party and not subject to a capital or operating lease, unless otherwise specifically assumed by Mpower), spare and replacement parts, and other tangible property (and interests in any of the foregoing) of the Selling Parties and Subsidiaries of Selling Parties relating to the Purchased Business, including the machinery and equipment listed on Schedule 1.1(a)(ii) hereto;

               (iii) all customer accounts;

               (iv) all supplies and items of inventory to the extent relating to the Purchased Business owned by the Selling Parties and Subsidiaries of the Selling Parties as of the Closing, whether in possession of the Selling Parties or a third party;

               (v) all licenses, Permits, registrations, approvals and authorizations issued by any Governmental Entity or private organization possessed by the Selling Parties or the Subsidiaries of the Selling Parties used or useful in the operation of the Purchased Business or required for the use of the Purchased Assets and all rights thereunder (each, a "Business License" and, collectively, the "Business Licenses");

               (vi) all rights under any contracts relating to the Purchased Business and under any leases, subleases and other occupancy agreements with respect to real property in effect as of the date hereof ("Leased Real Property") relating to the Purchased Business (the "Real Property Leases") to which any Selling Party or any of their Affiliates is a party, including any amendments and supplements thereto, that are specifically identified by Mpower and set forth on Schedule 1.1(a)(vi) hereto, including, without limitation, (A) any contracts entered into by ICG relating to the Purchased Business which Mpower and Parent agree in writing to include as Purchased Assets in which cases
Schedule 1.1(a)(vi) will be deemed updated as of the Closing Date (each such contract or Real Property Lease, an "Assumed Contract" and, collectively, the "Assumed Contracts");

               (vii) all marketing, sales support and promotional literature, market research studies, books, records, files, documents, financial and Tax records, bills, accounting, internal and audit records, operating manuals, personnel records, databases, all lists of past, present or prospective customers, supplier lists and files, in each case relating to the Purchased Business and including, without limitation, customer lists, documents and records relating to past, present and prospective customers of the Purchased Business, whether in printed form or computer media and including supporting postal data, preprinted materials, artwork, and other similar items and all other information, files, records, data, plans and recorded knowledge, it being understood and agreed that if at all practicable the Selling Parties shall deliver to Mpower the original embodiments of each of the foregoing; otherwise the Selling Parties shall deliver to Mpower full and complete copies of each of the foregoing;

               (viii) all Intellectual Property owned by or licensed to any Selling Party or any Subsidiary of a Selling Party relating to the Purchased Business and goodwill associated therewith, rights thereunder, remedies against infringements, dilution, misappropriation or violation thereof and rights to protection of interests therein under the applicable Laws of all jurisdictions (collectively, the "Business IP");

               (ix) all of the Selling Parties' or their respective Subsidiaries' accounts, accounts receivable (billed or unbilled) and notes receivable relating to the Purchased Business arising on or after the date hereof (including any collateral or security held by the Selling Parties or the Subsidiaries of the Selling Parties for payment thereof and accrued but unpaid interest thereon and proceeds thereof) arising on or after the date hereof and existing on the Closing Date (collectively, the "Acquired Accounts Receivable");

               (x) all of the Selling Parties' or their respective Subsidiaries' rights, claims, credits, causes of action or rights of set-off against third parties to the extent relating to the Purchased Business or the Purchased Assets as a result of the operation of the Purchased Assets or the Purchased Business, subject to the provisions of Section 1.4 whether arising before or after the date hereof, including claims pursuant to all warranties, remedies, awards, advances, bonds, deposits, retentions, representations, previously paid amounts and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to the Selling Parties or the Subsidiaries of the Selling Parties, except to the extent such rights, claims, credits, causes of action or rights of set-off have been identified on Schedule 1.4 by the Selling Parties and are being pursued by or have been resolved by the Selling Parties on the Closing Date;

               (xi) all rights to insurance claims, proceeds or awards to the extent necessary to return the Purchased Assets and the Purchased Business to their condition prior to the occurrence of such events, other than those claims, proceeds or awards with respect to Purchased Assets that have already been returned to such condition at the expense of the Selling Parties prior to the date hereof;

               (xii) all claims, rights and choses in action of the Selling Parties or the Subsidiaries of the Selling Parties relating to the Purchased Assets or the Purchased Business against any Person, whether matured or unmatured, direct or indirect, known or unknown, absolute or contingent whether arising before or after the date hereof, except to the extent such claims, rights and choses in action are identified on Schedule 1.4 by the Selling Parties and are being pursued by or have been resolved by the Selling Parties on the Closing Date;

               (xiii) either (A) perpetual, royalty-free, Transferable (as defined in Section 1.2) and unsupported licenses to use; provided that such licenses will be without any warranties, expressed or implied or (B) the Selling Parties' or their respective Subsidiaries' right, title and interest in and to: all software, software systems, source codes, databases and database systems, in each case relating to the Purchased Assets or the Purchased Business, whether owned, leased, or licensed by the Selling Parties, including, without limitation, the internally developed software set forth on Schedule 1.1(a)(xiii);

               (xiv) all advertising copy, films and mechanicals of the Selling Parties relating to the Purchased Business;

               (xv) all accepted bids and outstanding proposals to the extent relating to the Purchased Business;

               (xvi) all reference materials used or useful in connection with the Purchased Business;

               (xvii) all deposits for real estate leases, customer contracts for customers that are solely customers of the Purchased Business and vendor contracts, including, without limitation those set forth on Schedule 1.1(a)(xvii) and, to the extent Mpower is required to post any cash collateral or deposits to obtain a surety bond that replaces any surety bond of ICG and ICG's Subsidiaries relating to the Purchased Business (each, an "ICG Surety Bond"), any deposit or cash collateral securing such ICG Surety Bond set forth on Schedule 1.1(a)(xvii), not to exceed the actual amount of cash collateral or deposit required to be provided by Mpower for such replacement surety bond;

               (xviii) all goodwill to the extent associated with the Purchased Business or the Purchased Assets;

               (xix) all other tangible and intangible assets of the Selling Parties relating to the Purchased Business, if any, and whether or not carried at value or listed on the books and records of the Selling Parties, and whether or not in the possession of the Selling Parties or others.

          (b) ICG shall and Parent shall cause ICG and ICG's Subsidiaries to assign the following liabilities of ICG and ICG's Subsidiaries with respect to the Purchased Assets and the Purchased Business (the "Assumed Liabilities") and Mpower shall assume the Assumed Liabilities and no others: (i) liabilities with respect to the Purchased Business and the Purchased Assets that arise and are to be performed from and after the Closing Date with respect to the Assumed Contracts and contracts entered into with respect to the Purchased Business after the Closing Date except to the extent such liabilities and obligations, but for a breach or default by the Selling Parties, would have been paid, performed or otherwise discharged on or prior to the Closing; (ii) accounts payable arising on or after the date hereof; (iii) right-to-use fees from and after the Closing Date; (iv) 50% of all RTU Transfer Fees with respect to the transactions contemplated by this Agreement; (v) the specific liabilities, as set forth in Schedule 5.18, related to the Assumed Employees (as defined in Section 5.18; and (vi) liabilities described on Schedule 1.1(b); and

          (c) Holding shall deliver to ICG or its assigns the Stock Consideration and the Warrant Consideration (as defined in Section 1.6).

Section 1.2  Licenses.
             --------

          (a) Pursuant to a license agreement reasonably satisfactory to the Parties to be entered into on or prior to the Closing Date (the "License Agreement"), Parent and ICG shall grant to Mpower and their Affiliates (i) the non-exclusive, royalty-free and Transferable (as defined below) right to use the tradenames "ICG" and "ICG Communications, Inc." and all marks associated therewith until the first anniversary of the Closing Date and (ii) the non-exclusive, perpetual, royalty-free and Transferable right to use the tradename "iConvergence" and all marks associated therewith. After the Closing Date, Parent and ICG shall have no obligation to continue to use or market such licensed tradenames in connection with the operation of their businesses.

          (b) For the purposes of this Section 1.2, "Transferable" shall mean the ability to transfer the respective licenses to Affiliates, and to any other Person party to a Change of Control Transaction with Mpower.

          (c) For the purposes of this Section 1.2, a "Change of Control Transaction" shall mean, with respect to any Person, any of the following, occurring in a single transaction or as part of a series of related transactions: (a) the acquisition or swap by another Person not affiliated with Mpower of at least 20% of the assets of Mpower and its subsidiaries, taken as a whole, (b) the acquisition by another Person of more than thirty percent (30%) of the voting power of Mpower then outstanding, or (c) the merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Mpower which results in a Person or Persons other than the current stockholders of Holding owning more than thirty percent (30%) of the voting power of the surviving entity.

     Section 1.3 Closing. The closing of the Asset Sale (the "Closing") will take place promptly following the satisfaction of the conditions set forth in
Article VI on a date and at the time selected by Parent. The Closing will be held at the offices of Kendall, Dickinson & Koenig PC, 1675 Broadway, Suite 750, Denver, CO 80202 or such other location as the parties hereto shall agree to in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

     Section 1.4 Excluded Assets. ICG shall retain (a) right, title and interest in the assets owned by ICG and its Affiliates not primarily used or held for use in the conduct of the Purchased Business, including the assets of the Purchased Business listed on Schedule 1.4(a) (the "Shared Assets"); (b) all rights of the Selling Parties under all contracts and Real Property Leases that Mpower does not specifically elect in writing to acquire pursuant to Section 1.1(a)(vi); (c) the Lucent 5E switches and (d) the assets listed on Schedule 1.4(d) (collectively, the "Excluded Assets").

     Section 1.5 Excluded Liabilities. Except for the Assumed Liabilities, Mpower shall not assume or be obligated to pay, perform, discharge or in any way be responsible for any liabilities of Parent or ICG or their Affiliates, and Parent shall indemnify Mpower from and against all such liabilities. Without limiting the foregoing, and notwithstanding anything in Section 1.1(b) to the contrary, the Assumed Liabilities will not include and Mpower will not be assuming any liability of Parent or ICG or any of their Affiliates with respect to: (a) any obligations with respect to the Excluded Assets; (b) 50% of all RTU Transfer Fees; (c) all liabilities, both contingent and allocated, associated with the remote access services business sold by ICG to Level 3 Communications, Inc.; (d) all liabilities or responsibilities related to the employment or termination of employment by Parent or ICG or their Affiliates of any employees of ICG other than the specific liabilities set forth on Schedule 5.18 with respect to the Assumed Employees; (e) any Liabilities of Parent, ICG or ICG's Subsidiaries resulting from any lawsuit, judgment, claim or Action with respect to the Purchased Assets and the operation and ownership of the Purchased Business prior to the Closing Date (whether or not pending or threatened on the date hereof);
(f) any liabilities with respect to Excluded Taxes; (g) any liabilities for indebtedness of borrowed money other than Assumed Liabilities which Mpower has assumed pursuant to Section 1.1(b) hereof; (h) any liabilities for any breach, act or omission by Parent, ICG or any ICG Subsidiary under any contract; (i) all environmental liabilities arising from, because of or related to any Action, event, circumstance or condition related to the Purchased Business or the Real Property, in each case first arising, occurring or existing on or before the Closing, including (A) any Release of any Hazardous Material at, to or from the Real Property or any Former Real Property (and any additional migration of such Hazardous Material after the Closing), (B) any transportation, disposal or discharge, or the arrangement for such activities of any Hazardous Material originating at the Leased Real Property or any former Leased Real Property to or at any location (and any additional transportation, disposal or discharge of such Hazardous Material after the Closing) and (C) any noncompliance with or violation of any Environmental Law relating in any way to the Purchased Assets or the Purchased Business (and any continuation of such noncompliance or violation after the Closing); (j) all liabilities to pay a lease amendment fee for the Real Property Lease for the property located at 600 West Seventh Street, Los Angeles, California 90017 and (k) any other liability arising out of or relating to the conduct of the Purchased Business prior to the Closing Date that is not expressly assumed by Mpower hereunder. Liabilities of Parent, ICG and their respective Affiliates other than the Assumed Liabilities shall be referred to collectively as the "Excluded Liabilities". Parent and ICG will (and will cause their respective Affiliates to) discharge when due all of their respective liabilities relating to or arising in connection with the Purchased Business or the Purchased Assets that are not assumed by Mpower hereunder.

     Section 1.6 Consideration. Subject to Section 1.1 hereof, the consideration for the Purchased Assets (the "Consideration") shall consist of: (a) 10,740,030 shares of Mpower Common Stock (the "Stock Consideration"); provided that if the issuance of such number of shares of Mpower Common Stock would require approval by the Holding shareholders, then Mpower shall be entitled to substitute cash for all or any portion of the Stock Consideration, (b) warrants (the "Warrants") to acquire 2,000,000 shares of Mpower Common Stock at an exercise price of $1.383 per share (the "Warrant Consideration") and (c) the assumption by Mpower of the Assumed Liabilities.

     Section 1.7  Purchase of Mpower Common Stock.
                  -------------------------------

          (a) As soon as reasonably practicable, but in no event later than 30 days from the Closing Date (the "Stock Purchase Date"), Parent shall purchase from Holding, and Holding shall sell, assign, transfer, convey and deliver to Parent (the "Stock Purchase") 1,988,894 shares of Mpower Common Stock (the "Purchased Stock") for $2,500,000 (the "Stock Purchase Price").

          (b) Two days prior to the Stock Purchase Date, Parent shall provide written notice to Holding of its intention to complete the Stock Purchase. On the Stock Purchase Date, Parent shall deliver to Holding, by wire transfer in immediately available funds, the Stock Purchase Price to the bank account information provided by Holding in writing prior to the Stock Purchase Date. On the Stock Purchase Date, Holding shall provide to Parent stock certificates evidencing the Purchased Stock, a receipt for the Stock Purchase Price and other closing documents customary for similar transactions.

     Section 1.8 Purchase Price Escrow. On the Closing Date, a number of shares of Mpower Common Stock equal to the quotient obtained by dividing $800,000 by the Mpower Stock Price (the "Escrow Stock") shall be held in escrow until April 30, 2006 by Mpower for the benefit of Parent pursuant to an Escrow Agreement in form and substance reasonably satisfactory to the Parties (the "Escrow Agreement").

     Section 1.9 Allocation of Consideration. The Consideration shall be allocated among the Purchased Assets, and the covenant set forth in Section 5.10, as agreed upon between Marist and the Selling Parties (the "Allocation Method"). The Parties shall use their reasonable best efforts to reach agreement on the Allocation Method prior to December 31, 2004. The Parties shall make consistent use of such allocation, fair market values and useful lives for all tax purposes and in all filings, declarations and reports with the Internal Revenue Service (the "IRS") in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that the Parties do not agree to an Allocation Method after good faith negotiation, the Parties shall submit any item in dispute for resolution to an independent audit firm reasonable acceptable to the Parties (the "Independent Auditors"), which independent audit firm shall not be the auditors of any of the Parties. The Independent Auditors, promptly after such submission, shall determine the final Allocation Method that shall be binding and conclusive on the Parties. The fees and disbursements of the Independent Auditors shall be shared equally between Mpower and Parent. Any subsequent adjustments to the Consideration shall be reflected in the Allocation Method in a manner consistent with Section 1060 of the Code and the Regulations. For all Tax purposes, the Parties agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation Method, and that none of the Parties will take any position inconsistent therewith in any Tax Return, refund claim, litigation or otherwise.

     Section 1.10 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing and for 90 days thereafter, at Mpower's reasonable request and without any further consideration, Parent and its Subsidiaries shall: (a) execute and deliver to Mpower such other instruments of sale, transfer, conveyance, assignment and confirmation; (b) provide such materials and information; and (c) take such actions as Mpower may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Mpower, to confirm Mpower's title to, the Purchased Business.

     Section 1.11 Assignment of Assumed Contracts and Business Licenses. To the extent that transfer or assignment hereunder by a Selling Party to Mpower of any Assumed Contract or Business License included in the Purchased Assets is not permitted or is not permitted without notification or the consent or approval of another Person, this Agreement shall not be deemed to constitute an assignment, an attempted assignment or an undertaking to assign such Assumed Contract or Business License if such consent or approval is not given or if such an assignment, attempted assignment or undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. Parent and its Subsidiaries (and, subject to Section 5.6 of this Agreement, Mpower where required) shall use their commercially reasonable efforts to obtain any and all such third party consents or approvals under all Assumed Contracts and Business Licenses. If any such third party consent or approval is not obtained before the Closing, Parent shall, or shall cause ICG or any of its Subsidiaries to, cooperate with Mpower in any reasonable arrangement designed to provide for Mpower after the Closing the benefits intended to be assigned to Mpower under the applicable Business License or Assumed Contract including enforcement at the cost and for the account of Mpower of any and all rights of Parent or ICG against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided that Mpower shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Mpower would have been responsible therefor hereunder if such consent, waiver or approval had been obtained. Parent shall, or shall cause ICG to, without consideration therefor, pay, assign and remit to Mpower promptly all monies, rights and other consideration received in respect of such performance. Parent shall, or shall cause ICG to, exercise or exploit its rights in respect of such Purchased Assets only as reasonably directed by Mpower and at Mpower's expense. Subject to and in accordance with Section 5.6, the Parties shall continue to use their commercially reasonable efforts to obtain all such unobtained consents or approvals at the earliest practicable date. If and when any such consents or approvals shall be obtained, then Parent shall, or shall cause ICG to, promptly assign its rights and obligations thereunder to Mpower without payment of consideration and Mpower shall, without the payment of any consideration therefor, assume such rights and obligations to the same extent as the Selling Parties had prior to such assignment. The Parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption. Nothing in this Section 1.11 shall limit the closing conditions set forth in Article VI for the benefit of Mpower.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND ICG

     Except as otherwise set forth in the disclosure schedule delivered by Parent prior to the execution of this Agreement and attached hereto, (the "Parent Disclosure Schedule"), each Selling Party hereby represents and warrants to Mpower as follows:

     Section 2.1 Organization and Standing. Each Selling Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which such Selling Party is organized and has the requisite corporate or other power, as the case may be, and authority to carry on such Selling Party's business as now conducted. Each Selling Party and its subsidiaries are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the nature of such Selling Party's business or the ownership, leasing or operation of such Selling Party's properties make such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Selling Party has made available to Mpower prior to the execution of this Agreement complete and correct copies of such Selling Party's organizational documents and the organizational documents of such Selling Party's subsidiaries, in each case, as amended to the date hereof. Such organizational documents are in full force and effect. For the purposes of this Agreement, the term "Material Adverse Effect" means, (i) with respect to Parent and ICG, any change or effect that, individually or in the aggregate with any other changes and effects, is or is reasonably likely to (a) be materially adverse to the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Purchased Business or the Purchased Assets or (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Related Agreements.

     Section 2.2 Authority and Enforceability. Each Selling Party has all requisite power and authority to enter into this Agreement and the Related Agreements and, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by each Selling Party and delivery and the consummation by each Selling Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Selling Party, and no other corporate proceedings on the part of such Selling Party is necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Related Agreements have been duly executed and delivered by each Selling Party at the time of execution and delivery and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall constitute legal, valid and binding obligations of such Selling Party, enforceable against such Selling Party in accordance with their respective terms.

     Section 2.3 Conflicts, Consents and Approvals. Except as set forth in
Section 2.3 of the Parent Disclosure Schedule, the execution and delivery by each Selling Party of this Agreement and the Related Agreements at the time of execution and delivery and the consummation of the transactions contemplated hereby and thereby will not:

          (a) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of such Selling Party or any of such Selling Party's subsidiaries;

          (b) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or both, would constitute a default) under, require the consent of any Person or the giving of notice to any Person under, or entitle any Party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify, impose any monetary or other economic penalty or call a default under, or result in the creation of any encumbrance upon any of the properties or assets of such Selling Party or any of such Selling Party's subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, intellectual property or other licenses (except with respect to consents or approvals with the FCC, State PUCs or Municipal Franchising Authorities referred to in subsection (d) below), contract, undertaking, agreement, lease or other instrument or obligation to which such Selling Party or any of such Selling Party's subsidiaries is a party;

          (c) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation (except with respect to consents or approvals with the FCC, State PUCs or

Municipal Franchising Authorities referred to in subsection (d) below) applicable to such Selling Party or any of such Selling Party's subsidiaries; or

          (d) require any material consent or approval of or registration or filing by such Selling Party or any of its affiliates with, any third party or any federal, national, supranational, state, county, provincial, local, foreign or similar government, governmental agency, administrative or regulatory authority, department, commission, board, agency or instrumentality, or any court, tribunal or judicial or arbitral body (each, a "Governmental Entity") which has not been received or made except for (i) any such consent or approval of or registration or filing with the Federal Communications Commission ("FCC"), any state public service or public utilities commission (each, a "State PUC"), and any municipal franchising authority (each, a "Municipal Franchising Authority") having regulatory authority over the business of such Selling Party or its subsidiaries as conducted in any given jurisdiction and described on
Section 2.3(d) of the Parent Disclosure Schedule, and (ii) the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws and described on Section 2.3(d) of the Parent Disclosure Schedule.

     Section 2.4  Financial Statements; Liabilities.
                  ---------------------------------

          (a) The unaudited pro forma financial statements (including any notes thereto) set forth on the Parent Disclosure Schedule (the "Pro Forma Financials") fairly present in all material respects the consolidated results of operations of the Purchased Business for the respective periods then ended. The Pro Forma Financials (including the notes thereto) (i) were prepared in accordance with the books of account and other financial records of ICG and its Subsidiaries, (ii) present fairly the results of operations of the Purchased Business as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with guidelines and accounting practices attached as notes thereto and (iv) include all adjustments that are necessary for a fair presentation of the consolidated financial condition of the Purchased Business and the results of the operations of the Purchased Business as of the dates thereof or for the periods covered thereby. The amounts set forth in the various line items of the Pro Forma Financials are accurately categorized in all material respects except as specified on Section 2.4(a) of the Parent Disclosure Schedule, it being acknowledged by the Selling Parties that Mpower has relied upon the accuracy of such Pro Forma Financials (including the various line items thereof) in entering into this Agreement and in agreeing to be responsible for expenses of the Purchased Business pursuant to the Interim Management Agreement.

          (b) The books of account and other financial records of ICG relating to the Purchased Business: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with U.S. generally accepted accounting principles applied on a basis consistent with the past practices of ICG, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and
(iii) have been maintained in accordance with good business and accounting practices.

     Section 2.5  SEC Reports.

          (a) ICG has timely filed with the SEC all required reports, filings, registration statements and other documents to be filed by it with the SEC since January 1, 2000 (the "ICG SEC Documents"), except as set forth in Section 2.5(a) of the Parent Disclosure Schedule.

          (b) As of its filing date, or as amended or supplemented prior to the date hereof, each ICG SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ICG SEC Reports except as set forth in Section 2.5(b) of the Parent Disclosure Schedule.

          (c) No ICG SEC Document, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (d) No Subsidiary of ICG (with respect to the Purchased Business or the Purchased Assets) is required to file any form, report or other document with the SEC.

          (e) ICG has heretofore made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by ICG with the SEC pursuant to the Exchange Act, and Parent has heretofore made available to Mpower a complete and correct copy of such amendments or modifications that relate in any material respects to the Purchased Business or the Purchased Assets.

     Section 2.6 Compliance with Applicable Laws. (a) Except as set forth in
Section 2.6 of the Parent Disclosure Schedule, the Purchased Business is not being conducted in violation of any law, ordinance, obligation or regulation of any Governmental Entity (including, without limitation, the (i) Communications Act of 1934, as amended, (ii) the rules, regulations and policies of the FCC and State PUCs, (iii) any and all Universal Service Fund obligations, and (iv) the Communications Assistance to Law Enforcement Act) in all material respects, and none of the Selling Parties has received any claim or notice that it is not in compliance with each federal, national supernational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement, obligation or rule of law ("Law") of any Governmental Entity applicable to the Purchased Business or the Purchased Assets. Each Selling Party and its subsidiaries has in effect all material Permits necessary for it to own, lease or operate the assets of the Purchased Business and to carry on the Purchased Business as now conducted (including, without limitation, those required pursuant to Environmental Laws (as defined in Section 2.8(a)), and there has occurred no default or limitation, or an event which, with notice or lapse of time or both, would constitute a default or limitation, with respect to any such Permit. Each Selling Party and its subsidiaries have complied and are in compliance in all material respects with the terms of the Permits and all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity. As of the date of this Agreement, there is no material proceeding, Action, demand, requirement or investigation by any Governmental Entity with respect to a Selling Party or any of its subsidiaries is pending or to the best knowledge of such Selling Party threatened, nor has any Governmental Entity indicated an intention to conduct the same.

          (b) Section 2.6(b) of the Parent Disclosure Schedule sets forth a brief description of each order, writ, award, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction ("Governmental Order") applicable to the Selling Parties (related to the Purchased Business), or any of the Purchased Assets or the Purchased Business, and no such Governmental Order has, has had, or is reasonably likely to have an adverse effect on any of the Purchased Assets or the Purchased Business in any material respects or could affect the legality, validity or enforceability of this Agreement, any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

     Section 2.7 Communication Licenses. Each Selling Party and its subsidiaries are the authorized legal holders or otherwise have rights to all Permits issued by the FCC, State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction held by such Selling Party or its subsidiaries (collectively, "Communications Licenses"), and the Communications Licenses constitute all of the licenses from the FCC, the State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction that are necessary or required for or used in the operation of the Purchased Businesses as now conducted other than any such licenses from any Municipal Franchising Authority or similar Governmental Entity the absence of which would not result in any fines, penalties or other losses in excess of $5,000 individually or $100,000 in the aggregate and which are obtained in the ordinary course of business. All the Communications Licenses were duly obtained and are valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Communications Licenses. As of the date of this Agreement, no action by or before the FCC, any State PUC or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction is pending or, to the best knowledge of each Selling Party, threatened in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any of the Communications Licenses, or (ii) material fines and/or forfeitures. As of the date of this Agreement, the Universal Service Administration Company has not initiated any inquiries, audits or other proceedings against a Selling Party or its subsidiaries and, to the best knowledge of such Selling Party, no such actions are threatened which, in each case, could result in fines, penalties or other losses in excess of $5,000 individually or $100,000, in the aggregate, if not cured or otherwise responded to in the ordinary course of business.

     Section 2.8  Environmental Matters.
                  ---------------------

          (a) The Purchased Business is being, and has been, conducted in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, ordinances, rules, orders and regulations and all common law concerning human health and safety or pollution or protection of the environment (collectively, "Environmental Law"), and the Selling Parties hold and are in compliance in all material respects with all Permits required under Environmental Laws applicable to the use of the Purchased Assets or conduct of the Purchased Business as presently conducted.

          (b) Except as described in Section 2.8(b) of the Parent Disclosure
Schedule: (i) neither Selling Party nor any of such Selling Party's subsidiaries are subject to any litigation related to, and have not received from any Governmental Entity or other Person any notice, report or other information regarding any violation of or any liabilities (contingent or otherwise) or obligations arising under, any Environmental Law with respect to any of the current or past operations of such Selling Party or any of its subsidiaries, or any of the currently or formerly owned, leased or used property, facilities or assets of such Selling Party or any of its Subsidiaries; (ii) neither Selling Party nor any of such Selling Party's subsidiaries have any liability relating to Environmental Law, and neither Selling Party nor any of its subsidiaries nor any other person has caused or taken any action that will result in any liability or obligation on the part of such Selling Party or any of its Subsidiaries relating to Environmental Law, including, without limitation, (A) the environmental conditions on, under, or about the real property or other properties, facilities or assets currently or formerly owned, leased, operated or used in connection with the Purchased Business or (B) the past or present use, management, handling, transport, treatment, generation, storage, disposal, arrangement for or permitted disposal, or Release of, or exposure to, any Hazardous Materials; neither Selling Party nor any of its Subsidiaries is subject to any outstanding order from, or contractual or other obligation with, investigation by, any Governmental Entity or other person in respect of which such Selling Party or any of its Subsidiaries may be required to incur costs arising from the Release or threatened Release of a Hazardous Material; (iv) neither Selling Party nor any of its Subsidiaries has, either expressly or by operation of law, assumed or become subject to any liability or obligation of any other person relating to Environmental Laws, other than the obligations to comply with Environmental Laws in the operation of such Selling Party and its Subsidiaries in the ordinary course of business; (v) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any remedial action or notice to or consent of any Governmental Entity or third party; and
(vi)each Selling Party has furnished or made available to Mpower all environmental audits, reports and other material environmental documents relating to its or its Subsidiaries' (or their respective affiliates' or predecessors') past or current properties, facilities or operations which are in its possession or under its reasonable control which are related to the Purchased Business. "Hazardous Material" shall mean any chemical, substance or other material that is classified or regulated as "hazardous", "toxic", a pollutant or similar designation, or otherwise subject to imposition of liability, pursuant to any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, petroleum and urea-formaldehyde insulation.

     Section 2.9  Network Facilities.
                  ------------------

          (a) Section 2.9(a) of the Parent Disclosure Schedule sets forth the following information relating to the network of the Purchased Business: (i) all switches and switch locations of the Purchased Business, (ii) all material inventory of the Purchased Business, (iii) a description of fibers and fiber miles owned or leased used in the Purchased Business, and (iv) any pending sale of any of the foregoing. The information provided in Section 2.9(a) of the Parent Disclosure Schedule is accurate and complete in all material respects; provided, however, that the operation of the network of the Purchased Business is subject to embedded software owned by third parties and licensed to a Selling Party or its Subsidiaries, as to which (unless indicated otherwise in Section 2.9(a) of the Parent Disclosure Schedule) such Selling Party has valid licenses that will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement.

          (b) Except as disclosed in Section 2.9(b) of the Parent Disclosure Schedule, each of the network facilities described in Section 2.9(b) of the Parent Disclosure Schedule is working, functional, fit for the purpose intended and has been maintained, subject to ordinary wear and tear.

          (c) Section 2.9(c) of the Parent Disclosure Schedule sets forth the anticipated capital expenditures for the Purchased Business that are necessary and appropriate in the ordinary course of business so that the representation and warranty made in Section 2.9(b) remains true and accurate through December 31, 2004.

     Section 2.10 Material Contracts.
                  ------------------

          (a) Section 2.10 of the Parent Disclosure Schedule sets forth a correct and complete list of all Material Contracts related to the Purchased Business. True and complete copies of all written Material Contracts, and all amendments, modifications or waivers thereto have been delivered or made available by Parent to Mpower. For the purposes of this Agreement, "Material Contracts" mean any written or oral lease, license, contract, agreement or obligation to which a Selling Party or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound (other than this Agreement and the Related Agreements) involving the exchange of goods or services or payments by or receipts to such Selling Party or its Subsidiaries in excess of $50,000 per annum related to the Purchased Business or the Purchased Assets or that is otherwise material to the business, financial position or results of operations of the Purchased Business or the ability to consummate the transactions contemplated by this Agreement and the Related Agreements, including, but not limited to, in each case to the extent related to the Purchased Business or the Purchased Assets:

               (i) employment, collective bargaining, severance, stay bonuses, retention, consulting, employee benefit and similar plans and agreements;

               (ii) contracts between any Selling Party and any stockholder, director, officer or employee or other Affiliate of any Selling Party or its Affiliates;

               (iii) contracts under which the amount payable by any Selling Party is dependent on the revenues or income or similar measure of the Purchased Business, or in which any Selling Party is obligated to pay royalties, commissions or similar payments to any person or entity;

               (iv) pledges, security agreements, sale/leaseback arrangements and equipment leases;

               (v) license and other similar arrangements in which any Selling Party is either licensee or licensor with respect to any proprietary rights or any databases;

               (vi) any contracts relating to the lease or rental of any data, information or lists, whether any Selling Party is the provider or consumer of such information;

               (vii) any settlement agreements pursuant to which any Selling Party is entitled to future payments (whether lump sum or by installment); and

               (viii) any contracts with any Governmental Entity to which any Selling Party or any of its Subsidiaries is a party.

          (b) Except as set forth in Part I of Section 2.10(b) of the Parent Disclosure Schedule, each Material Contact is valid, binding and enforceable and in full force and effect and there have been no amendments, modifications or supplemental arrangement to or in respect of any Material Contract, and none of the Selling Parties nor any of their Subsidiaries is, or to the best knowledge of such Selling Party is alleged to be, in breach of or default thereunder, and no other party is alleged by such Selling Party or any of its Subsidiaries to be in breach of or default thereunder, and no event has occurred which (whether with or without notice or lapse of time or both) would constitute such a breach or default or would permit termination, modification or acceleration thereunder, in any material respect. To the best knowledge of the Selling Parties, none of the Selling Parties or their Affiliates has received any notice of termination, cancellation, breach or default under any Material Contract. Except as set forth in Part II of Section 2.10(b) of the Parent Disclosure Schedule and for such month-to-month contracts which expire or are terminated in accordance with their terms, each Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing Date, subject to the receipt of required consents as set forth in Section 2.3 of the Parent Disclosure Schedule.

     Section 2.11 Labor Relations. None of the Selling Parties nor any of their Subsidiaries is a party to, or bound by, any collective bargaining or other labor union agreement, contract or other understanding with a labor union or labor organization applicable to such Selling Party's employees that work in the Purchased Business and no collective bargaining agreement is being negotiated related to the Purchased Business. None of the Selling Parties nor any of their Subsidiaries is delinquent in any material respect in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. As of the date of this Agreement, (a) there is no labor dispute, strike or work stoppage against relating to the Purchased Business pending or to the best knowledge of each Selling Party threatened which may interfere with the Purchased Business, (b) neither Selling Party nor any of its Subsidiaries nor any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the Purchased Business, (c) except as set forth on Section 2.11 of the Parent Disclosure Schedule, no charge or complaint against a Selling Party or any of its Subsidiaries with respect to employment practices by or on behalf of any employee or other individual or any Governmental Entity (including the National Labor Relations Board or any comparable governmental agency) is pending or, to the best knowledge of such Selling Party, threatened that could reasonably be expected to have a Material Adverse Effect, and (d) no termination of employees of such Selling Party and its Subsidiaries which could require reporting under the federal Worker Adjustment and Retraining Notification Act of 1988 has been effected.

     Section 2.12 Real Estate.
                  -----------

          (a) There is no real property owned by a Selling Party or any of its Subsidiaries necessary or useful in the operation of the Purchased Business.

          (b) Section 2.12(b) of the Parent Disclosure Schedule lists all Real Property Leases to which such Selling Party or any of its Subsidiaries is a party. Such Selling Party or its applicable Subsidiary has a good and valid leasehold interest in and to all of the Leased Real Property under which it is a tenant or lessee, subject to no Encumbrances except for Permitted Liens. Each Real Property Lease is in full force and effect and is enforceable in accordance with its terms as of the date hereof. Except as disclosed in Section 2.12(b) of the Parent Disclosure Schedule, to the best knowledge of such Selling Party, there exists no default or condition which, with the giving of notice, the passage of time or both, could become a material default under any Real Property Lease. Such Selling Party has previously delivered to Mpower or provided Mpower with access to true, complete, and correct copies of all the Real Property Leases. Except as described in Section 2.12(b) of the Parent Disclosure Schedule, (i) no consent, waiver, approval or authorization by a landlord is required under any Real Property Lease as a result of the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby; provided, however, that with respect to co-location agreements and right of entry agreements entered in the ordinary course of business, no consent, waiver, approval or authorization by a landlord is required except as, individually or in the aggregate, would affect the Purchased Business in any material respect; except as set forth in Section 2.12(b)(ii) of the Parent Disclosure Schedule, no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied or is reasonably expected to be applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (iii) neither Selling Party nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder's fees with respect to any Real Property Lease; (iv) the other party to such Real Property Lease is not an affiliate of, and otherwise does not have any economic interest in, such Selling Party or any Subsidiary;
(v) neither Selling Party nor any of such Selling Party's Subsidiaries has subleased, licensed or otherwise granted any person the right to use or occupy such Leased Real Property or any portion thereof other than pursuant to co-location rights granted in the ordinary course of business; and (vi) neither Selling Party nor any of such Selling Party's Subsidiaries has collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

          (c) The Leased Real Property constitutes all of the real property owned, leased, occupied or otherwise used in connection with the Purchased Business. Except as disclosed in Section 2.12(c) of the Parent Disclosure Schedule, other than a Selling Party and its Subsidiaries and, with respect to co-location agreements entered into in the ordinary course of business, the parties to such agreements, there are no parties in possession or parties having any current or future right to occupy any of the Leased Real Property. The Leased Real Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Leased Real Property have been obtained and are in full force and effect in all material respects. There exists no material violation by a Selling Party or any of its Subsidiaries of any such permit, license or other approval or any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property. Each of the Leased Real Property subject to a Real Property Lease that constitutes a Material Contract is in good condition and repair and is sufficient and appropriate for the conduct of the business of such Selling Party and its Subsidiaries, ordinary wear and tear excepted. There is no pending or to the best knowledge of a Selling Party threatened condemnation proceedings affecting any material portion of the Leased

Real Property. Except as disclosed in Section 2.12(c) of the Parent Disclosure Schedule, there are no outstanding options or rights of first refusal with respect to the purchase or use of any of the Leased Real Property, any portion thereof or interest therein, other than co-location agreements entered into in the ordinary course of business and other than any such options or rights held by a Selling Party or any of its Subsidiaries with respect to real property of third parties. Except as disclosed in Section 2.12(c) of the Parent Disclosure Schedule, neither Selling Party nor any of its Subsidiaries is obligated to purchase any Leased Real Property.

     Section 2.13 Insurance. Section 2.13 of the Parent Disclosure Schedule contains a complete and correct list and description (including the name of the insurer(s), name of the insured(s), amount of coverage, type of coverage, deductible amounts and significant exclusions) of all material insurance policies maintained (excluding group life insurance provided by each Selling Party to its employees, collision insurance on any motor vehicles owned or leased by such Party and directors' and officers' liability insurance) by or on behalf of such each Selling Party and its Subsidiaries with respect to the Purchased Business or the Purchased Assets (the "Business Policies"), including policies that have expired (the "Expired Policies") but have been renewed by such Selling Party but in respect of which such Selling Party has not yet received a new policy (the "Replacement Policies"); provided, that any Replacement Policy shall not contain any significant exclusions that are materially more adverse to such Selling Party than those contained in the Expired Policy. Parent has made available to Mpower complete and correct copies of all such policies together with all riders and amendments thereto. Except as noted in Section 2.13 of the Parent Disclosure Schedule, such policies are valid and in full force and effect, and all premiums due thereon have been paid. Each Selling Party and its Subsidiaries have complied in all material respect with the terms and provisions of such policies and have no liability relating thereto. Except as noted in Section 2.13 of the Parent Disclosure Schedule or otherwise agreed to by Mpower, none of the insurance policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the execution, delivery or performance of this Agreement and the Related Agreements by such Selling Party or the consummation of the transactions contemplated hereby or thereby. None of the Selling Parties has received any notice of cancellation or non-renewal, or proposed material increase in the premiums payable for coverage under, any such Business Policies. Section 2.13 of the Parent Disclosure Schedule contains a complete and correct list of all outstanding surety or performance bonds with respect to the Purchased Business or the Purchased Assets.

     Section 2.14 Taxes. Except as provided in Section 2.14 of the Parent Disclosure Schedule:

          (a) (i) each of the Selling Parties and its Subsidiaries has timely filed all Tax Returns required to be filed with respect to the Purchased Assets or the Purchased Business; (ii) all such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable laws and regulations; (iii) all Taxes due and owing by any of the Selling Parties and their Subsidiaries (whether or not shown on any Tax Return) with respect to the Purchased Assets or the Purchased Business have been timely paid;
(iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Entity (insofar as it relates to the Purchased Assets or the Purchased Business); and (v) there are no pending, or to the knowledge of the Selling Parties, threatened actions for the assessment or collection of Taxes in respect of the Purchased Assets or the Purchased Business.

          (b) There are no (and will not be at Closing) Encumbrances for Taxes (other than Permitted Liens) upon any of the Purchased Assets.

          (c) (i) The Selling Parties have not received any notice or inquiry from any jurisdiction where the Selling Parties do not currently file Tax Returns to the effect that such filings may be required with respect to the Purchased Assets or the Purchased Business or that the Purchased Assets or the Purchased Business may otherwise be subject to taxation by such jurisdiction;
(ii) the Selling Parties have properly and timely withheld, collected or deposited all amounts required to be withheld, collected or deposited in respect of Taxes with respect to the Purchased Assets or the Purchased Business.

     Section 2.15 Business Employees. Section 2.15 of the Parent Disclosure Schedule lists all employees of the Selling Parties or any Affiliate engaged in the conduct of the Purchased Business and located in California and certain employees, as agreed to between Parent and Mpower, (i) expected to become engaged in the conduct of the Purchased Business or (ii) engaged in the conduct of the Purchased Business and located outside of California (each a "Business Employee" and collectively, the "Business Employees"), including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, short-term disability or long-term disability, and indicating the date and location of employment, current title, compensation and other benefits accrued as of a recent date. For each Business Employee, Section
2.15 of the Parent Disclosure Schedule lists the date and location of employment, current title, compensation and other benefits accrued as of October 14, 2004. The information set forth on Section 2.15(a) of the Parent Disclosure
Schedule is accurate and complete.

     Section 2.16 Employee Benefit Plans. Section 2.16(a) of the Parent Disclosure Schedule lists each Employee Benefit Plan that each Selling Party or any of its Subsidiaries maintains, to which each Selling Party or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which each Selling Party or any of its Subsidiaries has any liability to which any Business Employee is a party or in which any Business Employee participates. Each Selling Party has made available to Mpower correct and complete copies of each such Employee Benefit Plan.

     Section 2.17 Intellectual Property. Section 2.17 of the Parent Disclosure Schedule sets forth a complete and accurate list of all of each Selling Party's and its Subsidiaries' United States and foreign (a) patents and patent applications, if any, (b) registered and material unregistered trademarks and service marks and pending trademark or service mark registration applications,
(c) domain name registrations, and (d) registered copyrights, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed), which are necessary or useful in the operation of the Purchased Business. All registered trademarks, patents and registered copyrights are currently in material compliance with all legal requirements of the applicable registration authority (including the timely post-registration filing or affidavits of use and incontestability and renewal applications with respect to trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to patents) are not subject to any maintenance fees or actions falling due within 120 days after the date hereof. Except as set forth in Section 2.17 of the Parent Disclosure Schedule, (i) no trademark or service mark is currently involved in any opposition or cancellation proceeding and to the best knowledge of each Selling Party no such action has been threatened in writing with respect to any such trademarks or service marks or trademark or service mark registration applications, (ii) to the best knowledge of each Selling Party, no trademarks, service marks, patents or patent applications of any third party infringe in any material respect upon such Selling Party's registered trademarks or service marks, patents or patent applications necessary or useful in the Purchased Business and (iii) to the best knowledge of each Selling Party, no claim has been asserted to such Selling Party that the conduct of the Purchased Business infringes in any material respect upon or misappropriates the intellectual property rights of any third party.

     Section 2.18 Litigation. Except as set forth in Section 2.18 of the Parent Disclosure Schedule, there is no suit, claim, Action, proceeding or investigation pending or to the best knowledge of each Selling Party threatened against any Selling Party or any of their Subsidiaries or its or their properties with respect to the Purchased Business or the Purchased Assets, and, to the best knowledge of each Selling Party, there is no reasonable basis for any such Action. None of the matters set forth in Section 2.18 of the Parent Disclosure Schedule has, has had or is reasonably likely to adversely affect the Purchased Business or the Purchased Assets in any material respects, or could affect the legality, validity or enforceability of this Agreement, any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

     Section 2.19 Customers and Suppliers. Section 2.19 of the Parent Disclosure Schedule sets forth a true and complete list of all material suppliers of any Selling Party with respect to the Purchased Business who supplied goods or services to any Selling Party in an amount in excess of $10,000 on an annualized basis as of January 2004 and September 2004. Section 2.19 of the Parent Disclosure Schedule sets forth a true and complete list of all customers and associated revenue of the Purchased Business for the period from August 16, 2004 to September 16, 2004 and a true and complete list of material customers as of January 2004. Except as set forth in Section 2.19 of the Parent Disclosure Schedule, since June 30, 2004 through the date hereof, no Selling Party nor any of such Selling Party's Subsidiaries have received any notice to, and, to the best knowledge of such Selling Party, such parties do not know of any suppliers or customers that intend to terminate, cancel, curtail or change any Material Contract other than notices with respect to matters arising in the ordinary course of business.

     Section 2.20 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of a Selling Party.

     Section 2.21 Inventory. The inventory of the Purchased Business is, and will be on the Closing Date, at a normal and customary level based on ICG's past practice, is in quantity and quality useable or saleable in the ordinary course of business, and the amount of such inventory is sufficient to conduct the Purchased Business consistent with the past practices of ICG. To the best knowledge of the Selling Parties, there is no adverse condition affecting or likely to affect the supply of materials available to Mpower with respect to the Purchased Business.

     Section 2.22 Absence of Certain Changes or Events. Except as set forth on
Section 2.22 of the Parent Disclosure Schedule, since June 30, 2004, each Selling Party has operated the

Purchased Business only in the usual and ordinary course consistent with past practice and no Selling Party has (or has committed to), with respect to the Purchased Business or the Purchased Assets (a) suffered any damage, destruction or casualty loss, whether covered by insurance or not, which individually exceeds $25,000; (b) sold, transferred, leased, assigned or otherwise disposed of (i) any material assets or (ii) assets in excess of $25,0000 in the aggregate, other than sales of inventory in the ordinary course of business consistent with past practice; (c) made any, or any commitments for, capital expenditures, additions or improvement of the Purchased Assets, except for those which do not exceed $25,000 in the aggregate; (d) amended, terminated, cancelled or compromised any material claims of the Selling Parties or waived any other rights of substantial value to the Selling Parties; (e) made any increase in the base compensation, bonuses, benefits or paid vacation time allowed or made any other change in employment terms, for any Business Employees, except for normal periodic increases in base compensation for employees and officers made pursuant to established compensation policies of the Selling Parties applied on a basis consistent with that of prior years; (f) entered into any employment contract or collective bargaining agreement, written or oral, or amended, modified the terms of, or permitted the termination of any existing contract or agreement; (g) suffered any material change in the business relationship with any of its material customers, distributors or suppliers; (h) delayed or postponed the payment of any accounts payable or commissions or any other liability or agreed or negotiated with any Person to extend the payment date of any accounts payable or commissions or any other liability or accelerated the collection of (or discounted) any accounts or notes receivable; (i) made any material changes in the customary methods of operations, including practices and policies relating to purchasing, inventories, marketing, selling and pricing; (j) allowed any Permit or Environmental Permit to lapse or terminate or failed to renew any insurance policy, Permit or Environmental Permit that is scheduled to terminate or expire within 45 calendar days of the Closing, (k) failed to maintain the Purchased Assets in good repair and operating condition, ordinary wear and tear excepted or (l) suffered the occurrence of one or more events or conditions or the existence of any circumstances that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

     Section 2.23 Sufficiency of Assets; Encumbrances. Except as expressly set forth on Schedule 1.4(a), the Purchased Assets include all assets primarily used in or necessary for the current conduct of the Purchased Business (in the manner operated during the 12-month period preceding the date of this Agreement) and are sufficient to conduct the operations of the Purchased Business as currently conducted (including an amount of any customer premise IAD equipment sufficient to fulfill the current backlog of sales orders as of the date hereof and other reasonable levels of inventory). Each Selling Party and each Subsidiary of a Selling Party have good and marketable title to or a valid leasehold or license interest in each item of personal property used by it in the Purchased Business and included in the Purchased Assets, free and clear of any Encumbrances other than Permitted Liens and other than the other Encumbrances listed on Section
2.23 of the Parent Disclosure Schedule. The delivery to Mpower of the instruments of transfer of ownership contemplated by this Agreement will, upon such delivery, vest good and marketable title to or a valid leasehold or license interest in the Purchased Assets in Mpower, free and clear of any Encumbrances, other than Permitted Liens. Without limiting the foregoing, (i) one or more Selling Parties or a Subsidiary of a Selling Party owns all Purchased Assets and is a party to each Material Contract and (ii) no Affiliate of any Selling Party (other than another Selling Party or a Subsidiary of a Selling Party) has any rights in any Purchased Assets or any rights under any Material Contract. The Shared Assets are (A) not primarily used or useful in the conduct of the Purchased Business as currently conducted or as conducted within the previous twelve months and (B) the only material assets used or useful in the conduct of the Purchased Business as currently conducted or as conducted within the past twelve months (in either case, to any extent whatsoever) that are not primarily used or useful in the conduct of the Purchased Business.

     Section 2.24 Tariffs. All tariffs on file with the State of California accurately represent the terms and conditions of sale of services to the customers of the Purchased Business.

     Section 2.25 Accredited Investor. Parent understands that the issuance of shares of Mpower Common Stock, the Warrants and the shares of Mpower Common Stock issuable upon the exercise of the Warrants (the "Warrant Shares" and, collectively with the Mpower Common Stock and the Warrants, the "Securities") hereunder is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. Parent has received all requested documents and information about Mpower's business, management and financial affairs, and has had the opportunity to ask all questions of and receive answers from the management of Mpower regarding the terms and conditions of this investment contemplated herein. Parent is acquiring the Securities issued hereunder solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Parent does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. Parent has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities, and Parent is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Securities and further consequential losses and is able to bear the economic risk of such investment for an indefinite period of time. Parent understands and agrees that it may not sell or dispose of any of the shares of Mpower Common Stock issued pursuant to this Agreement other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act. Parent is an accredited investor as that term is defined in Regulation D under the Act.

     Section 2.26 Trading in Securities of Mpower. None of the Selling Parties or any of their Affiliates have purchased or sold, nor have they caused, directed, encouraged or in any way facilitated any other Person to purchase or sell, any Securities at any time during the period commencing 20 Business Days prior to the date of this Agreement.

     Section 2.27 No General Solicitation. Parent is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. Parent has relied only upon the filings of Holding under the Securities Exchange Act of 1934, as amended and this Agreement and the representations and warranties of Mpower contained in this Agreement. Parent agrees that Parent and each of Parent's Affiliates will not offer or sell the Securities by means of any form of directed selling efforts, general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, including, but not limited (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or
(ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

     Section 2.28 Deposits and Cash Collateral. Schedule 1.1(a)(xvii)(3) is a true and complete list of the (i) deposits of those customers of ICG that are solely customers of the Purchased Business as of the date hereof, (ii) Security Deposits (as defined in Schedule 1.1(a)(xvii)) as of the date hereof and (iii) cash collateral securing surety bonds related to the Purchased Business.



                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF MPOWER

     Except as otherwise set forth in any document filed by Holding with the SEC or in the disclosure schedule delivered by Mpower prior to the execution of this Agreement and attached hereto, (the "Mpower Disclosure Schedule"), Each of Holding and Communications hereby represents and warrants to Parent and ICG as follows:

     Section 3.1 Organization and Standing. Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on Holding's business as now conducted. Communications is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on Communications' business as now conducted. Mpower and Mpower's subsidiaries are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the nature of such party's business or the ownership, leasing or operation of such party's properties make such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed would not reasonably be expected to (a) adversely affect the ability of Mpower to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Related Agreements, or (b) have, individually or in the aggregate, a Material Adverse Effect. Mpower has made available to Parent prior to the execution of this Agreement complete and correct copies of Mpower's organizational documents and the organizational documents of Mpower's subsidiaries, in each case, as amended to the date hereof. Such organizational documents are in full force and effect. For the purposes of this Agreement, the term "Material Adverse Effect" means, with respect to Mpower, means any change or effect that, individually or in the aggregate with any other changes and effects, is or is reasonably likely to (i) be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Mpower and its Subsidiaries taken as a whole or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Related Agreements.

     Section 3.2 Authority and Enforceability. Mpower has all requisite power and authority to enter into this Agreement and the Related Agreements and, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Mpower and the consummation by Mpower of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Mpower, and no other corporate proceedings on the part of Mpower is necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Related Agreements have been duly executed and delivered by Mpower at the time of execution and delivery and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall constitute legal, valid and binding obligations of Mpower, enforceable against Mpower in accordance with their respective terms.

     Section 3.3 Conflicts, Consents and Approvals. Except as set forth in
Section 3.3 of the Mpower Disclosure Schedule, the execution and delivery by Mpower of this Agreement and the Related Agreements at the time of execution and delivery and the consummation of the transactions contemplated hereby and thereby will not:

          (a) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of Mpower or any of Mpower's subsidiaries;

          (b) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or both, would constitute a default) under, require the consent of any Person or the giving of notice to any Person under, or entitle any Person (with the giving of notice, the passage of time or both) to terminate, accelerate, modify, impose any monetary or other economic penalty or call a default under, or result in the creation of any encumbrance upon any of the properties or assets of Mpower or any of Mpower's subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, intellectual property or other licenses (except with respect to consents or approvals with the FCC, State PUCs or Municipal Franchising Authorities referred to in subsection (d) below), contract, undertaking, agreement, lease or other instrument or obligation to which Mpower or any of Mpower's subsidiaries is a party;

          (c) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation (except with respect to consents or approvals with the FCC, State PUCs or Municipal Franchising Authorities referred to in subsection (d) below) applicable to Mpower or any of Mpower's subsidiaries; or

          (d) require any material consent or approval of or registration or filing by Mpower or any Affiliate of Mpower with, any third party or Governmental Entity which has not been received or made except for (i) any such consent or approval of or registration or filing with the FCC, any State PUC, and any Municipal Franchising Authority having regulatory authority over the business of Mpower or Mpower's subsidiaries as conducted in any given jurisdiction and (ii) the requirements of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover laws.

     Section 3.4  Capitalization.
                  --------------

          (a) The authorized capital stock of Holding, as of the date of this Agreement, consists of (i) 1,000,000,000 shares of Mpower Common Stock, 78,518,300 shares of which are issued and outstanding and (ii) 50,000,000 shares of preferred stock, par value $0.10 per share, 100,000 shares of which are designated Series A Preferred Stock, no shares of which are issued and outstanding.

          (b) Under Holding's Stock Option Plan I and II (the "Plan"), (i) 578,534 shares of Mpower Common Stock have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) options to purchase 18,581,231 shares of Mpower Common Stock have been granted and are currently outstanding, and (iii) 4,504,457 shares of Mpower Common Stock remain available for future issuance to officers, directors, employees and consultants of Holdings and its Affiliates.

          (c) Other than as set forth on Section 3.4(c) of the Mpower Disclosure Schedule and except for the shares reserved for issuance under the Plan and those shares that may be issued pursuant to the Agreement, there are not outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from Holding of any of Holding's securities.

     Section 3.5  SEC Filings.
                  -----------

          (a) Mpower has delivered or made available to Parent (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all reports or registration statements filed by Holding with the SEC on or after May 18, 2004, all in the form so filed (as amended to date, the "Mpower SEC Reports"). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), the Mpower SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Mpower SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Mpower SEC Reports (the "Mpower Financials"), including each Mpower SEC Report filed after the date hereof until the Closing Date, as of their respective filing dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the financial position of Holding as at the respective dates thereof and the results of Holding's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

          (c) Mpower has heretofore made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Holding with the SEC pursuant to the Exchange Act.

     Section 3.6 Absence of Certain Changes or Events. Since June 30, 2004, (i) Mpower and Mpower's Subsidiaries have conducted their respective businesses only in the ordinary course of business and (ii) there shall not have occurred one or more events or conditions and there shall not have arisen any circumstances that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

     Section 3.7 Stock Consideration. All of the Stock Consideration and Warrant Consideration issuable in accordance with this Agreement (and the Mpower Common Stock issuable upon exercise of the Warrant Consideration) will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth in this Agreement, the Stock Consideration and Warrant Consideration, when issued in accordance and pursuant to this Agreement, will not be subject to any transfer restrictions under (a) any provision of the certificate of incorporation, as amended, or bylaws, as amended, of Holding, or (ii) any contract to which Holding is a party.

     Section 3.8 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of Mpower.

     Section 3.9 No General Solicitation. Holding agrees that Holding and each of Holding's Affiliates will not offer or sell the Securities by means of any form of directed selling efforts, general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, including but not limited (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.



                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.1 Conduct of Business Pending the Asset Sale. During the period from the date of this Agreement to the Closing Date, Parent shall, and shall cause its Subsidiaries to, carry on the Purchased Business in the ordinary course consistent with past practice (subject to such departures therefrom as may be made in accordance with any relevant Interim Management Agreement or as may be otherwise agreed to by Mpower) and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, licenses and authorizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Closing Date. Without limiting the generality of the foregoing, Parent shall, and shall cause any of its Subsidiaries to, unless recommended by the Manager under the Interim Management Agreement or otherwise agreed to by Mpower, prior to the Closing:

          (a) use its reasonable best efforts to maintain the Purchased Assets and any other assets which the Selling Parties or their Affiliates will utilize to provide services to Mpower in accordance with the Interim Management Agreement in good operating condition and repair in accordance with past practices;

          (b) maintain its corporate existence;

          (c) use its reasonable best efforts to (w) preserve the organization of the Purchased Business intact, (x) preserve intact the goodwill of the Purchased Business, (y) retain all Business Licenses, and (z) preserve the existing contracts, business and goodwill of the customers, suppliers, personnel and others having business relations with the Purchased Business;

          (d) use its reasonable best efforts to protect the Business IP or Intellectual Property licensed to Mpower under Section 1.1(a)(viii) in a manner consistent with past practice;

          (e) maintain the books, accounts and records of the Purchased Business in accordance with prior practice;

          (f) pursuant and subject to the Interim Management Agreement, maintain in effect all Business Policies held by them or on their behalf relating to the Purchased Business or the Purchased Assets;

          (g) use its best efforts pursuant and subject to the terms of this Agreement to obtain all consents from third parties which are required to consummate the transactions contemplated by this Agreement;

          (h) pursuant and subject to the Interim Management Agreement, pay and discharge when due all Taxes, assessments and governmental charges (other than those contested in good faith by appropriate proceedings) imposed upon any of the Purchased Assets or the Purchased Business, or upon the income or profit therefrom;

          (i) pursuant and subject to the Interim Management Agreement, perform all obligations under and comply in all respects with all Material Contracts and any other obligations under contracts to be included as Assumed Liabilities;

          (j) pursuant and subject to the Interim Management Agreement, comply in all respects with applicable Laws, including with respect to any conduct related to its employees;

          (k) pursuant and subject to the Interim Management Agreement, pay all trade payables (other than those contested in good faith by appropriate proceedings) consistent with past practice;

          (l) notify Mpower in writing promptly after learning of (A) the institution of any material Action against any Selling Party before any Governmental Entity and upon receipt of any Governmental Order relating to the Purchased Assets and (B) any fact, event or condition that affects or could reasonably be likely to affect the Purchased Business in any material respect;

          (m) pursuant and subject to the Interim Management Agreement, continue in the ordinary course of business in accordance with past practice all marketing and promotions relating to the Purchased Business;

          (n) pursuant and subject to the Interim Management Agreement, continue in the ordinary course of business consistent with past practice to provide service delivery to customers of the Purchased Business, including, without limitation, providing new features to customers (at no cost to Mpower);

          (o) pursuant and subject to the Interim Management Agreement, continue in the ordinary course of business consistent with past practice to bill customers and collect accounts receivables from customers; and

          (p) pursuant and subject to the Interim Management Agreement, use all commercially reasonable efforts to keep available the services of the Business Employees and all agents of the Purchased Business and provide prompt written notice to Mpower of any Business Employee who shall have given notice of such Employee's intention to terminate employment with the Selling Parties.

          (q) Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement and except to the extent that Mpower shall take actions, or cause the Selling Parties or their Affiliates to take actions at variance with this Section 4.1 under the Interim Management Agreement, prior to the Closing Date, without the prior written consent of Mpower, with respect to the Business, no Selling Party shall do any of the things enumerated in Section 2.22.

          No action or failure to take any action by a Party approved by or in accordance with an Interim Management Agreement shall be deemed, and the reasonably foreseeable consequences of such action or inaction shall not be deemed to have resulted in, a breach by such Party of its obligations pursuant to this Section 4.1.

     Section 4.2 Advise of Changes

          (a) Each Party shall, in each case as soon as possible upon becoming aware, from time to time prior to the Closing Date, supplement in writing the Disclosure Schedule hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Sections hereto; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of such Party or the Sections hereto for the purposes of this Agreement (including Article VI and Article VII), unless the other Party shall have consented thereto in writing. Each Party shall promptly notify the other Party in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of such Party in this Agreement or which could have the effect of making any representation or warranty of such Party in this Agreement untrue or incorrect in any respect and
(b) all other material developments affecting the assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Purchased Business or the Purchased Assets.

          (b) Parent shall promptly advise Mpower in writing of its receipt of any notice of, or notice of the intent or request to, terminate, cancel, curtail or change any Material Contract or the business relationship of a Selling Party or any of its Subsidiaries with any of their customers or significant equipment or maintenance suppliers outside of the ordinary course of business.

     Section 4.3 Obligations and Taxes. Parent shall, and shall cause each of its Subsidiaries to, pay all of its material obligations promptly and in accordance with their terms as well as all material lawful claims for labor, materials and supplies or otherwise which, if unpaid, would become a Lien or charge upon any Purchased Asset or any part thereof, before the same shall become in default; provided, however, that Parent and each Subsidiary shall not be required to pay and discharge or to cause to be paid and discharged any such obligation or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings.

     Section 4.4 Interim Management Agreement. As of the date hereof, the Parties shall enter into a management agreement substantially in the form attached hereto as Exhibit A (the "Interim Management Agreement").

     Section 4.5 VoicePipe Agreement. As of the date hereof, the Parties shall enter into an agreement substantially in the form attached hereto as Exhibit B (the "VoicePipe Agreement"), pursuant to which for a period of five years commencing on the Closing Date, ICG shall provide, or shall cause its Subsidiaries to provide, Mpower at any given time with (a) 2,500 VoicePipe seats at no cost to Mpower and (b) 2,500 VoicePipe seats at a cost of $12 per VoicePipe seat per month. For the purpose of clarity, at any given time, the first 2,500 VoicePipe seats used by Mpower shall be provided at no cost to Mpower, and the next 2,500 VoicePipe seats shall be at a cost of $12 per VoicePipe seat per month, regardless of the actual customers that are using such VoicePipe seats.

     Section 4.6 No Solicitation by the Parties. Each Selling Party shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Asset Sale or any other transaction contemplated by this Agreement or the Related Agreements. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any (x) direct or indirect acquisition or purchase of the Purchased Business or any other assets of ICG, whether alone or as part of a transaction to acquire all or substantially all of the assets of such Selling Party or any of its Subsidiaries or (y) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Selling Party or any of its Subsidiaries which includes the Purchased Business or any other assets of ICG, other than the transactions contemplated by this Agreement or the Related Agreements.

     Section 4.7 Integration and Transition Plan. ICG and Mpower will collaborate in good faith to: (i) communicate with each of the vendors associated with the Purchased Assets regarding the Asset Sale and prevent the assessment of RTU Transfer Fees; and (ii) in developing an integration and transition plan that minimizes RTU Transfer Fees. ICG and Mpower each shall be responsible for 50% of the RTU Transfer Fees; provided that Parent shall not be responsible for any such RTU Transfer Fees (i) incurred without Parent's written approval, such approval not to be unreasonably withheld or delayed or (ii) with respect to equipment or software that Mpower does not intend to use in the operation of the Purchased Business.

     Section 4.8 Shared Customers and Shared Suppliers. The Parties acknowledge and agree that there are certain customer accounts of the Purchased Business, whether pursuant to the terms of an Assumed Contract or an Excluded Asset, that will also be customer accounts of ICG after the consummation of the transactions contemplated by this Agreement, (each of such customers, a "Shared Customer"). Notwithstanding anything in this Agreement, customer accounts relating to Shared Customers to the extent associated with services provided within the State of California are Purchased Assets under Section 1.1 for all purposes of this Agreement. The Parties shall negotiate in good faith to allocate revenue, expenses and deposits with respect to Shared Customers. If an agreement is not reached on any allocation matter within fifteen days of the Closing Date, each Party shall designate a senior executive with decision making authority to negotiate in good faith. If such executives fail to agree on an appropriate allocation within ten days, then the parties shall submit the dispute to binding arbitration to a single arbitrator chosen in accordance with the procedures of the American Arbitration Association. Parent and Mpower shall each submit a written allocation with supporting argument to the arbitrator and the arbitrator will choose one of the allocations submitted. The costs and expenses of the arbitrator will be paid by the non-prevailing Party. The Parties intend that, with respect to Shared Customers, the expenses associated with any revenue, including, without limitation, accrued commissions, shall be allocated to the Party to which such revenue has been allocated. The Parties shall cooperate in the preparation of a strategic plan to deal with customers and suppliers and in the execution of such plan consistent with the guidelines set forth on Schedule
4.8. The Parties shall cooperate to coordinate all initial contacts with Shared Customers to notify Shared Customers of the transactions contemplated by this Agreement. The Parties agree that the primary goals of the allocation procedure and the communications with Shared Customers shall be to avoid jeopardizing customer relationships, maintain customer revenue and maximize opportunity for revenue growth for all Parties. The Parties agree that supplier relationships shall be managed to minimize costs and expenses. If the Parties are not able to obtain consents to assignments on reasonable terms and conditions from Shared Customers, suppliers or landlords, the Parties shall negotiate in good faith to make arrangements to provide the benefits to the Parties intended by this Agreement.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     Section 5.1 Access to Information; Confidentiality. To the extent permitted by applicable law and subject to the confidentiality agreement, dated March 5, 2004, between ICG and Communications (the "Confidentiality Agreement"), Parent shall, and shall cause its Subsidiaries, representatives and agents to, afford Mpower and the officers, employees, accountants, counsel, financial advisors and other representatives of Mpower, reasonable access during normal business hours during the period prior to the Closing Date to all of its respective offices, properties, plants, books, contracts, commitments, personnel and records and, during such period, Parent shall, and shall cause each of its Subsidiaries, representatives and agents to, furnish promptly to Mpower all other information concerning its business, properties and personnel as Mpower may reasonably request.

     Section 5.2 Insurance. Parent and its Subsidiaries shall maintain with financially sound and reputable insurers insurance with respect to the assets and business of the Purchased Business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and reasonably satisfactory to Mpower. Parent and it Subsidiaries shall cooperate with Mpower and use commercially reasonable efforts in pursuing all rights to insurance claims, proceeds or awards included in the Purchased Assets and shall provide to Mpower such authorizations and assignments to pursue such claims as may be reasonably requested by Mpower.

     Section 5.3 Communications License. Parent shall, and shall cause its Subsidiaries to, maintain the validity of the Communications Licenses and comply in all material respects with all requirements of the Communications Licenses and the rules and regulations of the FCC and State PUCs. Parent shall, and shall cause its Subsidiaries to, use reasonable commercial efforts to (a) refrain from taking any action which may jeopardize the validity of any of the Communications Licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or failure to renew under regular terms, any of the Communications Licenses, (b) prosecute with due diligence any pending applications with respect to the Communications Licenses, including any renewals thereof, and (c) with respect to Communications Licenses, make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the Purchased Business, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate.

     Section 5.4 FCC Applications and State PUC Applications.

          (a) As promptly as practicable after the date hereof, the Parties hereto shall prepare and file, or cause to be prepared and filed, the necessary application or applications with the FCC seeking the consent or approval of the FCC in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreement (the "FCC Consents"). Each Party shall provide the other Parties with all information necessary for the preparation of such applications on a timely basis, including those portions of such applications which are required to be completed by the first party.

          (b) As promptly as practicable after the date hereof, the Parties hereto shall prepare and file, or cause to be prepared and filed, the necessary application or applications with the State PUCs seeking the consent or approval of the applicable State PUCs in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements (the "State PUC Consents"). Each Party shall provide the other Parties with all information necessary for the preparation of such applications on a timely basis. In addition, the Parties hereto shall cooperate to make any notice filings required in connection with this matter on a timely basis.

     Section 5.5 Delivery of Regulatory Counsel's Opinion. At or prior to the Closing Date, Parent shall provide Mpower with an opinion of its regulatory counsel to the effect that the representations and warranties set forth in
Section 2.7 hereof are true and correct at and as of the Closing Date and otherwise in a form reasonably acceptable to Mpower.

     Section 5.6 Commercially Reasonable Efforts; Cooperation.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to act in good faith and to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Asset Sale and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including, without limitation, the FCC Consents and the State PUC Consents, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order prohibiting or otherwise restraining the consummation of the transactions contemplated hereby entered by any court or other Governmental Entity vacated or reversed, (iv) the satisfaction of the closing conditions applicable to the Parties in Article VI prior to the Closing Date and (v) the execution and delivery of any additional instruments, certificates and other documents necessary or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that Mpower shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Mpower in its sole discretion may deem adverse to the interests of Mpower, the Purchased Assets or the Purchased Business.

          (b) The Parties agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Purchased Business or the Purchased Assets any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Selling Parties or any of their Subsidiaries is a party is not obtained prior to the Closing, the Selling Parties shall, subsequent to the Closing, cooperate with Mpower in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Selling Parties shall use their best efforts to provide Mpower or its Affiliates with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if any Selling party provides such rights and benefits, Mpower or its Affiliate, shall assume the obligations and burdens thereunder.

     Section 5.7 Public Announcements. The Parties will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement or the Related Agreements, including the Asset Sale, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The Parties will consult with each other before giving notice to any customers of the Asset Sale and the form of any such notice shall be approved by Parent and Mpower.

     Section 5.8 Technical Space and Interconnection.
                 -----------------------------------

          (a) Pursuant to the Master Services Agreement, Mpower shall grant to ICG for a period of three years after the Closing Date a right to use (the "RTU") the technical space required for the racks identified in the Master Services Agreement associated with (i) ICG's national MPLS-equipped OC48 backbone and OC3, which traverse through the Los Angeles and San Jose nodes, and the backhaul that diversely interconnects the OC48 and OC3 from such nodes to the Qwest POP and between such nodes (the circuits that comprise such backhaul, as set forth in the Master Services Agreement, the "Backhaul Circuits") and (ii) ICG's SS7 network, including the circuits listed in the Master Services Agreement (the "SS7 Circuits"). At the request of ICG, the Parties shall negotiate in good faith to provide ICG with any additional technical space required for the OC48 backbone or the SS7 network at applicable commercial rates. Mpower shall maintain such equipment, at ICG's expense for out-of-pocket expenses associated with providing the RTU, including, but not limited to, the applicable portion of rent, utilities, loop costs, maintenance costs and early termination fees. ICG shall have the right to connect customers through Mpower's node to ICG's OC48. Mpower shall be entitled to receive interconnection fees at commercially reasonable rates and Mpower shall invoice ICG for all out-of-pocket costs and expenses and all interconnection fees, and ICG shall pay such invoiced amounts all in accordance with the terms and conditions of the Master Services Agreement. Upon the conclusion of the three-year period, Parent and Mpower shall negotiate in good faith to agree upon commercial rates pursuant to which the services described in this Section 5.8(a) would be continued.

          (b) Parent and ICG acknowledge and agree that the Backhaul Circuits will not be used for any purpose other than to (i) connect the ICG node collocated in Mpower's facility to and from the interconnection of the OC48 or OC3 backbone and (ii) connect the ICG node to and from the Internet transit or peering points. For the purpose of clarity, the Backhaul Circuits will not be used to provide end user circuits (whether for private line, Internet Access, voice, or video) in competition with Mpower. Parent and ICG further acknowledge and agree that any rights with respect to the RTU granted to ICG pursuant to
Section 5.8(a) shall terminate 18
months after any sale, transfer or assignment of, or any change of control, joint venture or business combination involving, the Backhaul Circuits unless terminated earlier in accordance with the terms of Section 5.8(a).

          (c) Notwithstanding anything else in this Agreement, any rights with respect to the RTU granted to ICG pursuant to this Section 5.8 with respect to the SS7 Circuits shall expire at the earlier of (i) three years from the date of this Agreement and (ii) the termination of the applicable contract between ICG or any of its Subsidiaries and its customer with respect to any individual SS7 Circuit.

     Section 5.9 IRU Capacity. Mpower agrees to (i) continue to provide the current capacity provided under the IRU agreements between ICG and Qwest Communications Corporation and (ii) provide additional capacity if required under such agreements (and otherwise satisfy the terms outlined in such IRU agreements), each of the foregoing at the compensation rates contained in such IRU Agreements and solely with use of the Purchased Assets and not any other network assets of Mpower.

     Section 5.10 Non-Compete and Non-Solicitation.
                  --------------------------------

          (a) Parent and its Subsidiaries shall not, directly or indirectly, engage or participate in, acquire, manage, operate, control or participate in the management, operation or control of, either alone or jointly, any Person that engages in any business similar to the Purchased Business in the State of California (a "Competing Business")for a period of three years after the Closing Date; provided, however, that Parent and its Subsidiaries may be acquired by, merge with, or be a party to any other business combination with, a Competing Business. Notwithstanding the foregoing, Parent and ICG may, however, provide services to independent third parties, which may in turn compete with Mpower in California.

          (b) Mpower shall not, directly or indirectly, solicit any Shared Customers to induce such Shared Customers to purchase the services being provided as of the date hereof under any applicable Shared Customer contract in the geographic regions in which ICG currently provides services other than in the State of California for a period of one year after the Closing Date; provided, however, that this restriction shall not apply to any services being provided at the time of such transaction by any entity that acquires or is acquired by, merges with, or is a party to any other business combination with Mpower.

          (c) The Selling Parties and their respective Affiliates covenant and agree that they will not, directly or indirectly, for a period from the date hereof until two years after the Closing Date solicit to hire or hire, any Business Employee employed by Mpower or its Affiliates as of the Closing Date or any employee currently employed by Mpower or its Affiliates as of the date hereof or employed by Mpower or its Affiliates prior to the Closing Date; provided, however, that the foregoing will not prohibit (i) a general solicitation to the public of general advertising or (ii) a solicitation of any employee that has been terminated by Mpower or its Affiliates and provided further that nothing in this Section 5.10 shall prohibit the Selling Parties or any of their Affiliates from employing any person who contacts them on his or her own initiative (including in response to a general solicitation) and without any direct or indirect solicitation by the Selling Parties or any of their Affiliates.

          (d) Mpower and its Affiliates covenant and agree that they will not, directly or indirectly, for a period from the date hereof until one year after the Closing Date solicit to hire or hire, any employee of ICG or its Affiliates identified in the letter from Parent to Mpower, dated as of the date hereof; provided, however, that the foregoing will not prohibit (i) a general solicitation to the public of general advertising or (ii) a solicitation of any employee that has been terminated by ICG or its Affiliates and provided further that nothing in this Section 5.10 shall prohibit Mpower and its Affiliates from employing any person who contacts them on his or her own initiative (including in response to a general solicitation) and without any direct or indirect solicitation by Mpower or its Affiliates.

          (e) The Parties agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 5.10 should be interpreted in such a manner as to be effective and valid under applicable Law. In the event any provision of this
Section 5.10 or portion thereof shall be held to be illegal or unenforceable, the remainder of this Section 5.10 or such provision shall remain in full force and effect. If any one or more of the provisions contained in this Section 5.10 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable Law.

          (f) For purposes of this Section 5.10, the term "Selling Parties" shall include their successors and assigns.

     Section 5.11 Restrictions on Transfer of Mpower Common Stock. The Securities shall be subject to the transfer restrictions set forth in the form of Investor Rights Agreement attached hereto as Exhibit C (the "Investor Rights Agreement").

     Section 5.12 Cooperation in Tax Matters. The Parties shall provide each other with such cooperation and information as either of them reasonably may request of the other in preparing, executing and filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or other proceeding in respect of Taxes, in each case, to the extent relating to the Purchased Assets or the Purchased Business.

     Section 5.13 Retention of and Access to Records. For the period ending on the later of (i) seven years following the Closing Date, (ii) seven years following the due date for any applicable Tax Returns, or (iii) the expiration of the statute of limitations for the taxable periods to which any such Tax Returns relate (in any case, without regard to extensions except to the extent notified by the other party in writing of such extensions), each Party shall retain all books and records (including all Tax Returns, customer records, regulatory applications and approvals and all related schedules, work papers, records and other documents) in its possession that relate to the Purchased Business or the Purchased Assets for any taxable period ending on or before, or including, the Closing Date. Upon the expiration of such period, each Party shall provide the other Party reasonable opportunity to obtain copies, at such other Party's expense, of any of such books and records. In addition to the foregoing, from and after the Closing, each Party shall afford the other Party and its counsel, accountants and other authorized agents and representatives, during normal business hours, reasonable access to its officers, employees, and any books, records and other data relating to the Purchased Business, the Purchased Assets, the Assumed Liabilities, the Business Employees and the Excluded Liabilities in its possession and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against or by any such party or Person, or its Affiliates, and (ii) for the preparation of Tax Returns and audits provided that the requesting Party shall pay all reasonable out-of-pocket costs, charges and expenses arising therefrom. Any information obtained under this Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refunds or in conducting an audit or other proceeding.

     Section 5.14 Equitable Remedies. The Selling Parties and Mpower each acknowledge that any breach or threatened breach of either of the provisions of Sections 4.7 and 5.10 will cause irreparable injury to Mpower, for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, Mpower shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Selling Parties and their Affiliates from committing such breach or threatened breach.

     Section 5.15 Intellectual Property. If the Selling Parties, any of their respective Affiliates and/or any Person owned or controlled by them own or shall at any time hereafter acquire any rights in any Intellectual Property relating to the Purchased Business and any goodwill relating thereto or symbolized thereby, such party shall promptly cause such property to be transferred or licensed as the case may be to Mpower. Such party shall transfer or license any such property (a) for no additional consideration and (b) through the execution and delivery of such instruments and documents as Mpower shall reasonably request.

     Section 5.16 Proration of Taxes and Certain Charges.
                  --------------------------------------

          (a) All installments of special assessments or other charges on or with respect to the Purchased Assets payable by the Selling Parties for any period in which the Closing Date shall occur, including, without limitation, base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing Date and each Party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

          (b) The prorations pursuant to this Section 5.16 may be calculated after the Closing Date, as each item to be prorated (including, without limitation, any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

     Section 5.17 Transaction Costs.
                  -----------------

          (a) Other than as expressly set forth in this Agreement, the Selling Parties shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that they incur in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

          (b) Other than as expressly set forth in this Agreement, Mpower shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that they incur in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

          (c) Conveyance Taxes. The Selling Parties and Mpower shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Conveyance Taxes and shall cooperate to seek any available exemption from such Taxes; it being understood and agreed that the Selling Parties, on the one hand, and Mpower, on the other hand, shall each pay fifty percent (50%) of any and all Conveyance Taxes. For clarity, Mpower shall not be responsible in any manner for the payment of any Taxes on any gross or net income, gross or net receipts or gain which any Selling Parties may realize as a result of the sale of the Purchased Assets or otherwise related to the transactions contemplated by this Agreement.

          (d) Payments to Contract Parties. Notwithstanding anything herein to the contrary, except with respect to the lease amendment fee with respect to the property at 600 Seventh Street, Los Angeles, California, if and to the extent it is necessary to make any payment to one or more unaffiliated third parties in order to (i) obtain consents from any such third party to the assignment of the Material Contracts from the Selling Parties to Mpower, (ii) cause any such third party to enter into a new contract with Mpower or to otherwise provide Mpower with the benefits of any existing contractual arrangement between any Selling Party and such third party that does not constitute a Material Contract (other than, in the case of clause(i) and clause (ii), a payment that would be owed irrespective of such assignment, which shall be borne solely by the party owing such payment) and (iii) upon the written agreement of the Selling Parties and Mpower, otherwise affect the transfer of the Purchased Assets and the assumption of the Assumed Liabilities, the Selling Parties, on the one hand, and Mpower, on the other hand, shall each pay fifty percent (50%) of any and all such payments. Mpower and the Selling Parties shall use commercially reasonably efforts to minimize the amount of any such costs and expenses and shall cooperate with one another and keep each other informed as to the status of any negotiations with the Persons from whom required consents are being sought.

     Section 5.18 Employees and Employee Benefit Matters. As soon as practicable, but in no event later than thirty (30) days from the date hereof (the date of such written notice, the "Designated Employee Notice Date"), Mpower shall provide Parent and ICG with written notice (the "Designated Employee Notice") of each Business Employee Mpower intends to offer employment to prior to the Closing Date (the "Designated Employees"), it being understood and agreed that Mpower will offer employment to at least 73% of the Business Employees who have not voluntarily terminated their employment or been terminated for Cause prior to the applicable

Designated Employee Notice Date and that Business Employees who are not set forth on the Designated Employee Notice shall not be engaged in the conduct of the Purchased Business after the Designated Employee Notice Date except as otherwise provided in the Management Agreement. Mpower shall, at any time from the Designated Employee Notice Date and prior to the Closing Date, on an individual Designated Employee basis, make an offer of employment (an "Employment Offer") to each Designated Employee on terms to be determined in the sole discretion of Mpower. The Selling Parties and Mpower acknowledge and agree that no Business Employee (including any Business Employee set forth on the Designated Employee Notice) shall be employed by Mpower or deemed to be employed by Mpower for any purposes prior to the date the Designated Employee commences employment with Mpower (each such Business Employee, an "Assumed Employee", and such date, an "Assumed Employee Employment Date"), notwithstanding the fact that each Business Employee shall be managed by Mpower and/or its Affiliates until the Closing Date in accordance with the terms and conditions of the Interim Management Agreement. On the earlier of (i) the Closing Date or (ii) the applicable Assumed Employee Employment Date, the Selling Parties shall pay to each Designated Employee the full amount of such Designated Employee's accrued salary and other amounts owed to such Designated Employees as of such date except, with respect to Assumed Employees, for amounts with respect to the liabilities set forth on Schedule 5.18. On or prior to the earlier of (a) the Closing Date or (b) the applicable Assumed Employee Employment Date, the applicable Selling Party shall deliver to each Designated Employee a letter, reasonably satisfactory to Mpower, stating (x) that such Designated Employee's employment with such Selling Party shall be terminated on the Closing Date, (y) that such Selling Party remains responsible for any claims and other liabilities with respect to such Designated Employee's employment on or prior to the Closing Date other than, in the event such Designated Employee accepts an offer of employment from Mpower, with respect to the benefits set forth on Schedule 5.18 and (z) that Mpower has agreed to provide the Designated Employee, in the event such Designated Employee accepts an offer of employment from Mpower, with the benefits set forth in the Employment Offer. To the extent that service is relevant for the purposes of eligibility to receive any benefits provided by Mpower to their employees, Mpower shall recognize (to the same extent recognized by Mpower with respect to their other employees) all service of the Designated Employees with the Selling Parties or any Affiliate or predecessor thereof, except as would cause duplication of benefits; provided, however, that any specific terms set forth in such Assumed Employee's Employment Offer shall supersede any benefits that would otherwise be recognized as a result of the service of such Assumed Employee with the Selling Parties. Notwithstanding anything else in this Agreement, no Business Employee who does not receive and accept an Employment Offer from Mpower and commence employment with Mpower shall become an Assumed Employee.

     Section 5.19 Decommissioning of Equipment.

          (a) As soon as practicable but in no event later than 30 days after the Closing Date, Parent shall pay to Mpower an amount equal to $65,000 as payment for the labor costs to be incurred with respect to Business Employees or Assumed Employees for the purpose of decommissioning ICG assets which are not Purchased Assets.

          (b) Parent and ICG shall pay, and shall indemnify and hold Mpower and its Affiliates harmless from, all costs and expenses that are incurred in connection with the decommissioning of ICG assets which are not Purchased Assets, other than the labor costs incurred with respect to Business Employees or Assumed Employees as set forth in Section 5.19(a).

     Section 5.20 Line Cost Reductions. In efforts to minimize cost and expenses the Parties shall cooperate in good faith and use commercially best effort to take actions to optimize line costs in accordance with the plan to optimize line costs prepared by ICG (the "Line Cost Optimization Plan"); provided that the Line Cost Optimization shall not in any way impair the Purchased Business; provided further that any circuits that are to be disconnected with respect to which traffic is uncertain shall be disconnected by the Parties such that the circuits may be restored upon a restoration request delivered within 48 hours of the initial circuit disconnection. Parent and ICG agree to reimburse Mpower for the direct recurring costs less usage of the costs set forth on Schedule 1.1(a)(vi)(5) (calculated consistently with the Pro Forma Financials) to the extent such costs less usage in the aggregate exceed by more than $160,000 (i) $1,094,000 in November 2004, (ii) $1,076,000 in December 2004 and (iii)
$1,057,000 for each month thereafter.

     Section 5.21 No Integration. Mpower shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to Parent or that would be integrated with the offer or sale of the Securities.

     Section 5.22 Bonding; Letters of Credit. Mpower shall take all commercially reasonable action necessary to replace or otherwise obtain the release and termination of any performance bonds or letters of credit or similar surety arrangements posted or pledged by Parent, ICG or any of ICG's Subsidiaries related to the Transferred Business.

     Section 5.23 Lucent Switch Removal. Mpower and ICG shall each make commercially reasonable best efforts to migrate customers off the Lucent 5E switches (the "Lucent Switches") as soon as possible to preserve their value. The parties recognize that the initial data cleansing of the granite data must be completed prior to the completion of switch conversions, and that preserving the integrity of the customer circuits is of paramount importance. Mpower shall assign up to seven (7) employees, as from time to time required, to the switch conversion project as part of Mpower's commercially reasonable best efforts commitment. The Parties agrees that (i) the earliest likely date that Mpower will be able to migrate all customers off two Lucent Switches is April 30, 2005 and such migration is highly likely to occur by June 30, 2005, (ii) the earliest likely date that Mpower will be able to migrate all customers off an aggregate of five Lucent Switches is May 31, 2005 and such migration is highly likely to occur by July 31, 2005 and (iii) the earliest likely date that Mpower will be able to migrate all customers off an aggregate of nine Lucent Switches is June 30, 2005 and such migration is highly likely to occur by August 31, 2005. Decommissioning shall commence upon each switch immediately following a switch being cut from service. Mpower shall be responsible for migration costs. Parent and ICG shall be responsible for the costs of decommissioning the Lucent Switches. The Parties shall each use their commercially reasonable best efforts, including seeking an extension of the applicable CALEA compliance date, to eliminate or minimize any costs resulting from the failure to migrate all customers off the nine Lucent Switches by August 31, 2004. The Parties agree to share the costs associated with CALEA compliance up to $50,000 per Lucent Switch and ICG shall be responsible for all costs in excess of $50,000 per Lucent Switch.



                                   ARTICLE VI

                               CLOSING CONDITIONS

     Section 6.1 Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to the fulfillment of each and all of the following conditions:

          (a) Merger. The Merger shall have been consummated.

          (b) Certain Governmental and Regulatory Approvals. All consents, approvals, and actions of, filings with and notices to any Governmental Entity required of any Party or any of its Subsidiaries to consummate the Asset Sale and the other transactions contemplated by this Agreement or by the Related Agreements, the failure of which to be obtained or taken would have a Material Adverse Effect, shall have been obtained in form and substance reasonably satisfactory to each of the Parties; provided, however, that the failure to obtain, provide or take any consent, approval or action with, filing with and notice to the FCC or any State PUC or Municipal Franchising Authority having regulatory authority over the business of such Party or its Subsidiaries as conducted in any given jurisdiction shall be deemed to have a Material Adverse Effect for the purpose of this subsection 6.1(b).

          (c) No Injunctions, Restraints or Litigation. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction or Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") which prevents the consummation of the material transactions contemplated hereby or Law making illegal or otherwise prohibiting such consummation shall have been issued and remain in effect; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such order or injunction vacated. There shall not be threatened, instituted or pending any Law, Action, proceeding, application, counterclaim or investigation by any Governmental Entity or before any court or governmental regulatory or administrative agency, authority or tribunal which (i) if adversely determined would have a Material Adverse Effect or (ii) challenges or seeks to challenge, restrain or prohibit the consummation of the material transactions contemplated hereby.

          (d) Interim Management Agreement. The Parties shall have entered into the Interim Management Agreement, which shall be in full force and effect as of the Closing Date.

          (e) VoicePipe. The Parties shall have entered into the VoicePipe Agreement, which shall continue to be in full force and effect as of the Closing Date.

          (f) Transition Services Agreement. The Parties shall have entered into the Transition Services Agreement substantially in the form attached hereto as Exhibit D (the "Transition Services Agreement"), and such Transition Services Agreement shall be in full force and effect as of the Closing Date.

          (g) Master Services Agreement. The Parties shall have entered into a master services agreement substantially in the form attached hereto as Exhibit E (the "Master Services Agreement") pursuant to which, among other things, Mpower shall provide on-network services required for (i) ICG's core transport and internet protocol infrastructure and (ii) other in-place services for ICG's current customers until such customer's service agreements are terminated.

          (h) Investor Rights Agreement. The Parties shall have entered into the Investor Rights Agreement, which shall be in full force and effect as of the Closing Date.

     Section 6.2 Conditions to Obligations of Mpower. The obligation of Mpower to effect the Asset Sale is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and ICG set forth herein shall be true and correct as of the Closing Date, except to the extent such representations and warranties are expressly stated to be limited to another date, in which case such representations and warranties shall be true and correct as of such other date, and except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on Parent or ICG.

          (b) Third Party Consents. Parent shall have obtained on terms reasonably satisfactory to Mpower, and delivered to Mpower evidence thereof, all consents, waivers, approvals and assignments set forth on Section 2.3(b) of the Parent Disclosure Schedule the failure of which to be obtained would not, individually or in the aggregate, have a Material Adverse Effect on Parent or ICG.

          (c) Performance of Obligations of Parent and ICG. Each of Parent and ICG shall have performed in all material respects all, and shall not have breached any, material obligations required to be performed by it under this Agreement at or prior to the Closing Date, subject to a ten-day grace period following notice.

          (d) No Material Adverse Effect. Since the date of this Agreement there shall not have occurred one or more events or conditions and there shall not have arisen any circumstances that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Parent, ICG or the Purchased Business.

          (e) Officer's Certificate. Each of Parent and ICG shall have furnished Mpower with a certificate dated the Closing Date, in each case signed by an executive officer to the effect that the conditions set forth in Sections 6.2(a), (b), (c) and (d) have been satisfied.

          (f) Regulatory Legal Opinion. Mpower shall have received the legal opinion of Parent's regulatory legal counsel with respect to regulatory matters in form and substance satisfactory to Mpower.

          (g) Title and Right of Way to Fiber Cable Purchased Assets. Provided that Mpower shall have used commercially reasonable efforts with respect to the subject matter of this clause, Mpower shall have received all necessary documentation to provide Mpower with legal, valid and binding title to the fiber cable of the Selling Parties that is part of the Purchased Business and legal, valid and binding right of way for the beneficial use of such fiber cables.

     Section 6.3 Conditions to Obligations of Parent and ICG. The obligation of Parent and ICG to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Mpower set forth herein shall be true and correct as of the Closing Date, except to the extent such representations and warranties are expressly stated to be limited to another date, in which case such representations and warranties shall be true and correct as of such other date, and except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on Parent or ICG.

          (b) Performance of Obligations of Mpower. Mpower shall have performed in all material respects all, and shall not have breached any, material obligations required to be performed by Mpower under this Agreement at or prior to the Closing Date, subject to a ten-day grace period following notice.

          (c) No Material Adverse Effect. Since the date of this Agreement there shall not have occurred one or more events or conditions and there shall not have arisen any circumstances that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Mpower.

          (d) Officer's Certificate. Mpower shall have furnished Parent and ICG with a certificate dated the Closing Date signed by an executive officer of each of Holding and Communication to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

          (e) Regulatory Legal Opinion. Parent shall have received the legal opinion of Mpower's regulatory legal counsel with respect to regulatory matters in form and substance satisfactory to Parent.

          (f) Securities Legal Opinion. Parent shall have received the legal opinion of Shearman & Sterling, corporate legal counsel to Mpower, dated as of the Closing Date substantially in the form attached hereto as Exhibit F (the "Securities Legal Opinion").

     Section 6.4 Closing Deliveries of the Selling Parties. At the Closing upon satisfaction or waiver of the conditions set forth in Section 6.1 and 6.2, the Selling Parties shall deliver, or cause to be delivered, to Mpower the following instruments, certificates and other documents in order to consummate the transactions contemplated hereby, including the transfer of the Purchased Assets to Mpower pursuant to Section 1.1:

          (a) Assignments and Assumptions of Lease, in form and substance reasonably acceptable to Mpower, duly executed by each Selling Party (the "Assignments and Assumptions of Lease"), assigning the Real Property Leases other than the Real Property Leases that are not Assumed Contracts;

          (b) a Bill of Sale, in form and substance reasonably acceptable to Mpower, duly executed by each Selling Party (the "Bill of Sale");

          (c) an Assignment and Assumption Agreement, in form and substance reasonably acceptable to Mpower, duly executed by each Selling Party (the "Assignment and Assumption Agreement");

          (d) to the extent that any Intellectual Property are included in the Purchased Assets, Assignments of Intellectual Property, in form and substance reasonably acceptable to Mpower, duly executed by each Selling Party (the "Assignments of Intellectual Property");

          (e) copies of any documents and filings required in connection with the payment of transfer Taxes by the Selling Parties under Section 5.17(c);

          (f) executed counterparts of each Related Agreement to which the Seller is a party;

          (g) a receipt for the number of shares of Mpower Common Stock as calculated in Section 1.6 and for the Warrant Consideration;

          (h) a true and complete copy, certified by the Secretary or an Assistant Secretary of each respective Selling Party, of the resolutions duly and validly adopted by the Board of Directors of such Selling Party evidencing its authorization of the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby;

          (i) a certificate of the Secretary or an Assistant Secretary of each Selling Party certifying the names and signatures of the officers of such Selling Party authorized to sign this Agreement and the Related Agreements and the other documents to be delivered hereunder and thereunder;

          (j) with respect to each Real Property Lease which is an Assumed Contract, the Selling Parties shall have obtained and delivered to Mpower a letter of estoppel in form and substance reasonably satisfactory to Mpower, stating (i) that the applicable Real Property Lease is in full force and effect,
(ii) that there is no default by the lessee thereunder, (iii) the date through which the rent has been paid, (iv) the expiration date of the Real Property Lease, and (v) such other statements reasonably requested by Mpower and their lenders and that are of a type customarily included in estoppel letters signed by lessors. Each such letter of consent and estoppel shall also consent to the assignment of the Real Property Lease by the applicable Selling Party to Mpower;

          (k) a certificate of non-foreign status (in a form reasonably acceptable to Mpower) pursuant to Section 1.1445-2(b)(2) of the Regulations;

          (l) the Seller's notification pursuant to Section 4.2;

          (m) an opinion of FCC counsel to the Selling Parties, dated as of the Closing reasonably satisfactory to Mpower covering FCC and telecommunications regulatory matters of the type customarily covered in legal opinions involving similar transactions; and

          (n) such other deeds and instruments as may be reasonably requested by Mpower.

     Section 6.5 Closing Deliveries of Mpower. At the Closing, upon satisfaction or waiver of the conditions set forth in Section 6.1 and 6.3, Mpower shall deliver, or cause to be delivered, to the Selling Parties the following instruments, certificates and other documents in order to pay for the Purchased Assets and effect the assumption of all Assumed Liabilities from the Selling Parties pursuant to Section 1.1:

          (a) a share certificate for the number of shares of Mpower Common Stock as calculated pursuant to Section 1.6, less the Escrowed Consideration;

          (b) a warrant for the Warrant Consideration;

          (c) the Assignments and Assumptions of Lease, duly executed by Communications;

          (d) the Assignment and Assumption Agreement, duly executed by Communications;

          (e) executed counterparts of each Related Agreement to which Mpower is a party;

          (f) all other instruments and certificates of assumption as the Selling Parties may reasonably request in order to effectively make Mpower responsible for all Assumed Liabilities.

          (g) a true and complete copy, certified by the Secretary or an Assistant Secretary of each of Holding and Communications, of the resolutions duly and validly adopted by the Board of Directors of each evidencing the authorization of the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby;

          (h) a certificate of the Secretary or an Assistant Secretary of each of Holding and Communications certifying the names and signatures of the officers of Holding and Communications, respectively, authorized to sign this Agreement and the Related Agreements and the other documents to be delivered hereunder and thereunder;

          (i) Mpower's notification pursuant to Section 4.2;

          (j) an opinion of FCC counsel to Mpower, dated as of the Closing reasonably satisfactory to Parent covering FCC and telecommunications regulatory matters of the type customarily covered in legal opinions involving similar transactions; and

          (k) the Securities Legal Opinion; and

          (l) such other instruments as may be reasonably requested by the Selling Parties.

     Section 6.6 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI, as the case may be, to be satisfied if such failure was caused by such Party's failure to use commercially reasonable efforts to consummate the Asset Sale and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6(b).

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual written consent of Parent and Mpower;

          (b) by either Parent or Mpower:

               (i) if the Asset Sale shall not have been consummated on or before March 31, 2005; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Asset Sale to be consummated by such time;

               (ii) if any Restraint having the effect set forth in Section
                    6.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint;

          (c) by Parent, if Mpower or any of its Subsidiaries makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Mpower or any of its Subsidiaries seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

          (d) by Mpower, if Parent or ICG makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Parent or ICG seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

          (e) by Mpower, if (i) prior to the Closing Date, (A) any representations and warranties of the Parent or ICG contained in this Agreement
(1) that are not qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct in all material respects when made or (2) that are qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct when made and such breach is (x) incapable of being cured or is not cured or waived within 30 days of receipt of written notice thereof from Mpower and (y)

Mpower is not in material breach of this Agreement or any Ancillary Agreement, or (B) Parent or ICG shall have failed to perform in any material respect any of its material covenants or other agreements contained in this Agreement or the Related Agreements which breach or failure (1) is not cured within the applicable cure period set forth in the Related Agreement or, with respect to this Agreement, is not cured within 30 days after written notice thereof or (2) is incapable of being cured by Parent;

          (f) by Parent, if (i) prior to the Closing Date (A) any representations and warranties of Mpower contained in this Agreement (1) that are not qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct in all material respects when made or (2) that are qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct when made and such breach is (x) incapable of being cured or is not cured or waived within 30 days of receipt of written notice thereof from Parent and (y) Parent and ICG are not in material breach of this Agreement or any Ancillary Agreement, or (B) Mpower shall have failed to perform in any material respect any of its material covenants or other agreements contained in this Agreement or the Related Agreements which breach or failure to perform (1) is not cured within the applicable cure period set forth in the Related Agreement or, with respect to this Agreement, is not cured within 30 days after written notice thereof or (2) is incapable of being cured by Mpower.

     Section 7.2 Effect of Termination. In the event of termination of this Agreement by any Party as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parties except (a) as set forth in Section 7.3(a), and (b) that nothing herein shall relieve either Party from liability for any breach of this Agreement.

     Section 7.3 Other Provisions Relating to Termination. (a) Survival. The obligations of the parties under Sections 5.1, 5.7, and Articles VII and VIII shall survive any termination of this Agreement and remain in full force and effect.

          (b) Notice. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party.

          (c) Withdrawal of Filings; Return of the Business. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made. In addition, in the event of any termination of this Agreement pursuant to Section 7.1, the Parties shall work together in good faith and use their best efforts to return the operation and control of the Purchased Assets and the Purchased Business to the Selling Parties in substantially the same condition as they existed immediately prior to the date hereof in accordance with the terms and conditions of the Interim Management Agreement, to provide the Selling Parties with the economic results of the operation by Mpower of the Purchased Assets and the Purchased Business under the Interim Management Agreement, including Mpower's transfer of the revenues and account receivable during the period during which Mpower operated the Purchased Assets and the Selling Parties' assumption of expenses and liabilities incurred in connection with the operation of the Purchased Assets during such period, including all expenses and liabilities incurred in Mpower's or their Affiliates' names other than liabilities caused by the negligence or willful misconduct of Mpower.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     Section 8.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing until the later of April 30, 2006 and the first anniversary of the Closing Date. Neither the period of survival nor the liability with respect to the representations and warranties in this Agreement shall be reduced by any investigation made at any time by or on behalf of any Party. If written notice of a claim has been given by an Indemnified Party (as defined below) to the Indemnifying Party prior to the expiration of the representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     Section 8.2 Indemnification. Each Party (an "Indemnifying Party") shall indemnify and hold harmless each other Party and its affiliates, officers, directors, employees, attorneys, agents, representatives, successors and assigns (each, an "Indemnified Party") for and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) actually suffered or incurred by such Indemnified Parties (including any Action brought or otherwise initiated by any of Indemnified Party) (a "Loss"), arising out of or resulting from the breach of any representation, warranty or covenant made by such Party in this Agreement, and Parent shall indemnify Mpower for any and all Losses arising out of or resulting from the Excluded Liabilities and the ownership of the Purchased Assets prior to the Closing Date.

     Section 8.3 Defense of Actions. An Indemnified Party seeking indemnification pursuant to Section 8.2 of any Loss, including any Loss arising from a claim asserted by a third party ("Third Party Claim"), shall give written notice ("Notice of Claim") to the Indemnifying Party. An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of the Indemnifying Party under this Section 8.3 with respect to Losses arising from Third Party Claims shall be governed by and be contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except, with respect to the particular Third Party Claim in question, to the extent and only to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party under this Section 8.3. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines, on the advice of counsel, that counsel is required, at the expense of the Indemnifying Party; provided, further, that the Indemnifying Party shall not be entitled to assume and control the defense of a Third Party Claim if (x) the Indemnified Party reasonably believes that there is substantial possibility that the Indemnifying Party does not have sufficient financial or other resources to vigorously defend the Third Party Claim and to pay its obligations hereunder with respect to such claim, (y) the Indemnified Party reasonably believes that an adverse determination with respect to the Third Party Claim would be materially detrimental to or injure the Indemnified Party's reputation or future business prospects or (z) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense and at reasonable hours and upon reasonable notice, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as are reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, at reasonable times and upon reasonable notice all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as are reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

     Section 8.4 Limitations. No Indemnifying Party hereto shall be required to indemnify or hold harmless any Indemnified Party with respect to any claim for indemnification of a breach of any representation or warranty, until the aggregate amount of Losses of the Indemnified Parties, as the case may be exceeds $25,000 (the "Threshold"); provided, however, that once the Threshold is exceeded, the Indemnifying Party shall be liable for all such Losses, including those comprising the Threshold. Absent fraud, in no event shall the cumulative indemnification obligation for any breach of any representation or warranty of Mpower, on the one hand, and Parent and ICG, on the other hand, exceed the Purchase Price.

     Section 8.5 Satisfaction of Indemnification. Parent and ICG may satisfy any claim for indemnification by electing to apply the Escrow Stock in satisfaction of such claim in accordance with the Escrow Agreement or returning to Mpower shares of Mpower Common Stock. The Mpower Common Stock shall be valued at the Mpower Stock Price. If Parent and ICG do not promptly satisfy any agreed upon, settled or finally adjudicated claim for indemnification, then Mpower may elect to apply the Escrow Stock in satisfaction of such claim in accordance with the Escrow Agreement.

     Section 8.6 Tax Effect of Indemnification. The Parties agree to treat all payments made by either to or for the benefit of the other under any indemnity provisions of this Agreement as adjustments to the Consideration for tax purposes.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given at the time of receipt if delivered personally, upon acknowledgment by the recipients' facsimile equipment if telecopied (which is confirmed) or on the first Business Day after deposit with a reputable courier if sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Mpower, to:

              Mpower Holding Corporation
              175 Sully's Trail
              Pittsford, New York  14534
              Attn:  Chief Executive Officer
              Facsimile:  (585) 218-0165

              with a copy (which shall not constitute notice to Mpower) to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York 10022-6069
               Attn:  Mark Roppel, Esq.
               Facsimile:  (212) 848-7179

          (b) if to Parent or Merger Sub, to:

               Columbia Capital LLC
               201 North Union Street, Suite 300
               Alexandria, Virginia  22314
               Attention:  John Siegel

                       and

              ICG Communications, Inc.
              161 Inverness Drive West
              Englewood, Colorado 80112
              Attention:  General Counsel
              with a copy (which shall not constitute notice to Parent or ICG) to:

              Kendall, Dickinson & Koenig PC
              1675 Broadway, Suite 750
              Denver, CO 80202
              Attention: David J. Kendall, Esq.
              Facsimile: (303) 672-0101

     Section 9.2 Definitions.

          "Action" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

          "Affiliate" shall mean , with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          "best knowledge", with respect to a party, shall mean the actual knowledge of such party as well as knowledge attributable to such party of such matters which a reasonable person in such capacity or position should know in the ordinary course of discharging the duties assigned to such capacity or position after reasonable investigation.

          "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of Delaware are not required to open.

          "Conveyance Taxes" shall mean any and all real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration, and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

          "Employee Benefit Plan" shall mean an employee benefit plan within the meaning of Section 3(2) of ERISA or stock, incentive, bonus, severance, deferral or other employment plan, policy, program, contract, agreement or arrangement.

          "Encumbrance" shall mean any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          "Environment" shall mean surface waters, groundwaters, soil, subsurface strata and ambient air.

          "Environmental Permits" shall mean all Permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

          "Excluded Taxes" shall mean (i) all Income Taxes owed by the Selling Parties or any of their Affiliates for any period; (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period; (iii) all Taxes relating to the Purchased Assets, the Purchased Business or the Assumed Liabilities for any taxable period (or portion thereof) ending on or prior to the Closing Date; and (iv) Taxes imposed on Mpower or in respect of the Purchased Assets or the Purchased Business, as a result of any breach of warranty or misrepresentation under Section 2.14 hereof, or breach by any Selling Party of any covenant relating to Taxes. For purposes of this Agreement, in the case of any taxable period beginning on or before and ending after the Closing Date, any real and personal property Taxes and other Taxes that are apportionable based on an actual or deemed closing of the books and that are payable by the Selling Parties or any of their Affiliates with respect to any taxable period beginning on or prior to and ending after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be deemed to equal the amount that would be payable if the taxable year ended on the Closing Date, and, in the case of all other Taxes that are payable by the Selling Parties or any of their Affiliates with respect to any taxable period beginning on or prior to and ending after Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be equal to the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

          "Income Taxes" shall mean Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes.

          "Intellectual Property" shall mean (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets, know-how and invention rights.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.


          "knowledge", with respect to a party, shall mean the actual knowledge of such party.

          "Mpower Stock Price" shall mean $1.257.

          "Permit" shall mean any licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and Governmental Entities (including all pending applications therefor or relating thereto and renewals, extensions or modifications thereof and any additions thereto between the date hereof and each Closing hereunder).

          "Permitted Liens" shall mean:

          (a) real estate Taxes, which are not yet due and payable as of the Closing Date, or which are being contested in good faith;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or similar liens for labor, materials or supplies incurred in the ordinary course of business that do not materially detract from the value of the property or the use thereof and which are for amounts which are not due and payable;

          (c) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Purchased Business;

          (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to Leased Real Property which do not or would not materially impair the use or occupancy of such Leased Real Property in the operation of the Purchased Business and do not render title to the property encumbered thereby unmarketable ;

          (e) any interest or title of a lessor under any lease entered into by a Party or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased; and

          (f) Encumbrances in existence on the date hereof listed in Schedule 9.2; provided that no such Encumbrance is spread to cover any additional property after the date hereof.

          "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          "Purchase Price" shall mean $13,500,000.

          "Regulations" shall mean the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

          "Related Agreements" shall mean (a) the Assignments and Assumptions of Lease, (b) the Bill of Sale, (c) the Assignment and Assumption Agreement, (d) the Assignments of Intellectual Property, (e) Interim Management Agreement, (f) the Warrants (g) Transition Services Agreement, (h) the Master Services Agreement, (i) the VoicePipe Agreement (j) the Escrow Agreement, (k) the Investor Rights Agreement, (l) the License Agreement and any other agreements executed in connection with this Agreement or the transactions contemplated herein.

          "Release" shall mean disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

          "Revenue" shall mean any revenue associated with the Purchased Business excluding any revenue associated with the Qwest IRU Agreements and reciprocal compensation.

          "RTU Transfer Fees" shall mean fees required to be paid in connection with the transfer of the right to use software for the eleven Tellabs Titan digital cross-connect systems included in the Purchased Assets, but shall not include that portion of any such fees that reflect prices, terms and conditions that are inconsistent with normal industry practices that have been agreed to in exchange for preferential prices, terms and conditions with respect to support and maintenance services and fees and other ongoing fees and services.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "Subsidiary" shall mean, with respect to a Person, any corporation, limited liability company, partnership, trust or unincorporated organization of which securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or other governing body performing similar functions with respect to such corporation, limited liability company, partnership, trust or unincorporated organization (or, if there are no such voting interests, 50% or more of the equity interests of which) are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

          "Tax" or "Taxes" shall mean any and all (i) taxes, assessments, fees, levies, duties, tariffs, imposts, and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth and other taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees, and customs' duties, tariffs, and similar charges, (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto, and
(iii) any liability for the payment of any amount of a type described in clause
(i) or (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other person (whether imposed by Law or contractual arrangement).

          "Tax Return" shall mean any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof.

     Section 9.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. "Material" and "materially" have correlative meanings. Any representation or warranty with reference to the "validity," "binding" nature, "enforceability," or "force and effect" of a contract, agreement or other instrument, shall be interpreted as being subject to the exception to the extent that such validity, enforceability or force and effect may be subject to (i) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium or other similar laws relating to the rights and remedies of creditors generally, (ii) general principles of equity and (iii) the discretion of the court before which any proceeding in respect of the contract, agreement or instrument or the transactions contemplated thereby may be brought. The phrases "reasonable efforts," "commercially reasonable efforts," and "best efforts," and words or phrases to similar effect unless otherwise expressly set forth herein shall not be interpreted to impose any obligation on any Party to maintain or initiate any litigation, sell, liquidate or dispose of any assets, or incur any material amount of indebtedness or seek any financing. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The phrases "ordinary course," "ordinary course of business" and words to similar effect shall be interpreted to exclude payments upon acceleration and to include any payment, transaction, contract, action or activity that is in furtherance of the performance by a Party or any of its Subsidiaries of their respective obligations under this Agreement or the Related Agreements or the transactions contemplated hereby and thereby and shall take into account distressed financial conditions. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

     Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article VIII relating to indemnified parties, are not intended to confer upon any person, including and employee or former employee of the Selling Parties, other than the parties hereto any legal or equitable rights, benefits or remedies.

     Section 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other parties; provided, however, that Mpower may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Mpower without the consent of the Selling Parties and

Parent may assign this Agreement or any of its rights and obligations hereunder to one or more Subsidiaries of Parent; provided further that no assignment shall relieve an assigning party of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.8 Consent to Jurisdiction. This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of New York applicable to contracts executed in and to be performed in that State, without giving effect to any choice of law or conflicts of Law provision or rule that would cause the application of the Laws of a jurisdiction other than New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

     Section 9.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in anyway the meaning or interpretation of this Agreement.

     Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 9.11 Amendment. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 9.12 Fees and Expenses. Except as otherwise provided herein, each Party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     Section 9.13 Waiver of Jury Trial.. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

     Section 9.14 No Successor Liability. It is expressly understood that the Parties intend that Mpower shall not be considered a successor to the Selling Parties or any of their Affiliates by reason of any theory of law or equity, and that Mpower shall have no liability except as otherwise provided in this Agreement for any obligation or liability of the Selling Parties or any of their Affiliates.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       MPOWER HOLDING CORPORATION



                                       By: _____________________________
                                       Name:
                                       Title:



                                       MPOWER COMMUNICATIONS CORP.



                                       By: _____________________________
                                       Name:
                                       Title:



                                       MCCC ICG HOLDINGS, LLC



                                       By: _____________________________
                                       Name:
                                       Title:



                                       ICG COMMUNICATIONS, INC.



                                       By: _____________________________
                                       Name:
                                       Title: